UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mondelēz International, Inc.

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Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Parkway North Deerfield, IL 60015

March 27, 2015

Dear Fellow Shareholders:

I’m pleased to invite you to our 2015 Annual Meeting of Shareholders. We will hold the meeting at 9 a.m. CDT on Wednesday, May 20, 2015, at the North Shore Center for the Performing Arts in Skokie, Ill. The Center will open to shareholders at 8 a.m. If you wish to attend the meeting, we ask that you register in advance by following the instructions included in the Proxy Statement.

All shareholders of record as of March 11, 2015 are entitled to vote. As in the past, we are distributing proxy materials with instructions on how to access these materials and on how to vote.

Even if you plan to attend the 2015 Annual Meeting of Shareholders in person, we encourage you to vote in advance of the meeting. You can vote in advance of the meeting in one of three ways:

•	Visit the website listed on your proxy card/voting instruction form to vote via the Internet;
•	Call the telephone number on your proxy card/voting instruction form to vote by telephone; or
•	Sign, date and return your proxy card/voting instruction form in the enclosed envelope by mail.

Highlights of Our 2014 Financial and Business Performance:

Strong Earnings Growth and Margin Expansion

In 2014, we made good progress on our strategic and financial goals in a very challenging environment. We generated strong earnings growth and margin expansion, while delivering modest Organic Net Revenue(1) growth.

Specifically:

Net revenues were $34.2 billion, down 3.0 percent. Organic Net Revenue(1) grew 2.4 percent, driven by higher prices in response to higher input costs. Emerging markets(2) continued to grow, with Brazil, Russia and India each up double-digits. Power Brands – our largest, fastest-growing and highest-margin brands that account for over 60 percent of our revenue – continued to drive our top line and grew at a rate nearly twice as fast as the total company.

Operating income margin declined 170 basis points to 9.5 percent. Adjusted Operating Income(3) margin increased 80 basis points to 12.9 percent. We accomplished this by pricing to recover higher input costs, delivering record-high net productivity and aggressively reducing overheads.

On the bottom line, diluted EPS was $1.28, down 41.6 percent, due almost entirely to cycling last year’s arbitration award(4). Adjusted EPS(1) increased 23.4 percent on a constant-currency basis, driven mostly by operating gains.

We returned $2.9 billion of cash to our shareholders through share repurchases and dividends.

(1)	See definition under “Compensation Discussion and Analysis – Description of Individual Executive Compensation Program Elements – Financial Measure Definitions”, the GAAP to Non-GAAP reconciliation in Exhibit A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech & Slovak Republics, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

(3)	See Exhibit A and the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2014 for definition and GAAP to Non-GAAP reconciliation.

(4)	On December 13, 2013, the independent arbitrator in the dispute between Kraft Foods Group and Starbucks Coffee Company issued a decision and Final Award that Starbucks must pay $2.8 billion in total cash compensation for its unilateral termination of the companies’ license and supply agreement. We recorded a gain, net of taxes, of $1.6 billion during the fourth quarter 2013.

MONDELĒZ INTERNATIONAL

Well-positioned to Deliver Strong Shareholder Returns
More than ever, we’re confident that we’re well-positioned to deliver strong shareholder returns now and over the long term.

We have a unique set of assets, including:

A focused portfolio with three-quarters of our revenue derived from fast-growing snacks(5)
Leading brands within those categories
Strong share positions in our major markets
An advantaged geographic footprint, with almost 40 percent of revenues in emerging markets
A strong global team that’s executing well

Focused on Our Transformation Agenda
In 2015, as we progress our transformation agenda, we’ll continue to prioritize margin expansion and earnings growth while continuing to invest in our business so that we’re well-positioned to accelerate revenue growth as consumer demand improves.

Specifically, we’re taking actions to further focus our portfolio on snacks by:

Combining our coffee business with D.E Master Blenders 1753 in a new joint venture, to be named Jacobs Douwe Egberts. Together, the business will be the world’s largest focused coffee company with revenue of more than $7 billion. It will have leading market positions in more than two dozen countries and exposure to all key emerging markets. We expect to close this coffee joint venture later this year.

Integrating two acquisitions, Kinh Do in Vietnam and Enjoy Life Foods in the U.S. With about $175 million in sales, Kinh Do is one of the largest snacks companies in Vietnam. And with sales of about $40 million, Enjoy Life is the market leader in the “free-from” snacking categories (snacks that are free from the eight most common food allergens). Both acquisitions fit with our strategy to expand our capabilities in key countries or categories.
We’re also stepping up support of our Power Brands and innovation platforms as well as building out our route-to-market capabilities in key markets.
Last year, we invested about 80 percent of our Advertising & Consumer (A&C) support behind our Power Brands. And in 2015, we expect to increase our overall A&C support, with investments in Power Brands accounting for nearly all of our incremental A&C spending.

We’re continuing to expand globally our proven innovation platforms, such as belVita breakfast biscuits and Bubbly aerated chocolate. Over the last few years, innovations have accounted for about 13 percent of our total revenue, and have been key contributors to our revenue growth.

We’re making foundational investments in our routes to market, especially in traditional trade in Brazil, Russia, India and China.

Finally, we’re beginning to leverage our new region-based, category-led operating model to drive speed and scale. Specifically, the operating model will improve our ability to rapidly adopt best practices across regions to accelerate growth and simplify processes.

(5)	Based on 2014 net revenues of $34 billion

MONDELĒZ INTERNATIONAL

Targeting Best-in-Class Cost Management to Expand Margins

Margin expansion remains a key priority.

We’re advancing our supply chain reinvention initiative to deliver strong net productivity and move more of the production of our Power Brands to more efficient assets. We’re on track to deliver $3 billion in gross productivity savings, $1.5 billion in net productivity and $1 billion in incremental cash flow from 2014 through 2016.

We’re also driving overheads down by leveraging a zero-based budgeting approach to identify and capture sustainable cost savings. As part of this, we’re addressing indirect costs as well as headcount costs, and we’re building a global shared services capability, which will allow us to leverage our scale as well as simplify and standardize our processes globally. As a result of these initiatives, in 2014, we significantly reduced overheads as a percent of revenue.

Generating Strong Cash Flow and Returning Cash to Shareholders

Over the past two years, we delivered $4.8 billion of Free Cash Flow excluding items(6). That’s nearly 30 percent higher than our two-year target of $3.7 billion.

Our priorities for use of this cash continue to be where we believe we can generate attractive financial returns, including:

Reinvesting in the business to drive top-tier growth by investing in our Power Brands and routes to market, supporting our supply chain reinvention or investing in shared services
Exploring acquisition opportunities to strengthen capabilities in our snacks categories
Returning capital to shareholders through dividends and/or share buybacks
Paying down debt

The Call for Well-being

Last year, we unveiled our Call for Well-being, a holistic approach to improve the well-being of the planet and its people – from farmers to consumers. Our Call for Well-being focuses on four action areas, each with clearly defined goals to make a positive impact on our business and society.

Empowering consumers to snack mindfully

¡	Grow “Better Choice” products to 25 percent of revenue
¡	Reduce sodium and saturated fat by 10 percent
¡	Increase whole grains by 25 percent
¡	Increase individually wrapped options of 200 calories or less by 25 percent
¡	Help consumers make informed choices by providing calories on the front of packaging globally by 2016

Securing sustainable agricultural supplies of key commodities and reducing our environmental footprint

¡	Help farmers create thriving communities with a 10-year, $600 million investment in our Cocoa Life and Coffee Made Happy signature programs
¡	Promote biodiversity and good environmental practices through Harmony, the company’s successful European wheat-sourcing program
¡	Reduce our environmental footprint by cutting energy and water use, waste and greenhouse gas emissions from manufacturing by 15 percent by 2015
¡	Have 60 percent of our production from zero-waste-to-landfill sites by 2015

(6)	See Exhibit A for definition and GAAP to Non-GAAP reconciliation.

MONDELĒZ INTERNATIONAL

Keeping consumers and our employees safe ¡ Achieve third-party food safety certification for all our manufacturing facilities by 2015
Investing in communities ¡ Investing $50 million in community partnerships to promote healthy lifestyle programs, focused on nutrition education and promoting active lifestyles

Focus on What We Can Control

In the current challenging environment, we’re executing our transformation agenda by controlling what we can control: reducing costs, pricing to protect profitability and driving our Power Brands and innovation platforms in key markets. While we expect the operating environment to remain difficult in 2015, we’re taking the necessary steps to achieve our near-term financial targets and to promote the long-term health of our business.

By executing these strategies, we’re well-positioned to deliver strong returns to our shareholders.

On behalf of all of our Mondelēz International colleagues, I thank you for your continued support of our company.

Best regards,

Irene B. Rosenfeld

Chairman and Chief Executive Officer

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe,” “positioned,” “target” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share, margins and cash flow; the operating environment; consumer demand; productivity and productivity savings and improvement; our transformation agenda; our investments and the results of those investments; our operating model; the timeframe for completing the coffee transactions; acquisitions; share repurchases; dividends; returns to shareholders; and our well-being initiatives. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, changes in currency exchange rates, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, weakness in consumer spending, unanticipated disruptions to our business, competition, the restructuring program and our other transformation initiatives not yielding the anticipated benefits, changes in the assumptions on which the restructuring program is based, failing to successfully complete the coffee transactions on the anticipated time frame and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

MONDELĒZ INTERNATIONAL

MONDELĒZ INTERNATIONAL, INC.

Three Parkway North

Deerfield, Illinois 60015

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on May 20, 2015

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	To elect the 12 directors named in the Proxy Statement;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2015;

(4)	To vote on one shareholder proposal if properly presented at the meeting; and

(5)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

WHO MAY VOTE:	Shareholders of record of Class A Common Stock at the close of business on March 11, 2015.

DATE OF DISTRIBUTION:	On or about March 27, 2015, we mailed our Notice of Internet Availability of Proxy Materials.

On or about March 31, 2015, we expect to mail our Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2014 to shareholders who previously elected to receive a paper copy of the proxy materials.

Carol J. Ward

Vice President and Corporate Secretary

March 27, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available at http://materials.proxyvote.com/609207.

MONDELĒZ INTERNATIONAL

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Maps and Directions to the 2015 Annual Meeting	Back Cover

ii

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company,” and “Mondelēz International,” refer to Mondelēz International, Inc.

This summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting and consider all information in the Proxy Statement. For more complete information regarding the Company’s 2014 performance, please see our Annual Report on Form 10-K for the year ended December 31, 2014.

Annual Meeting of Shareholders

Time and Date	9:00 a.m. CDT on May 20, 2015

Place	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

Record Date	March 11, 2015

Voting	Each outstanding share of Class A Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders should follow the advance registration instructions described in Question 23 on page 88 of this Proxy Statement. The deadline for advance registration is: 11:59 p.m. EDT on May 17, 2015.

Advance Voting Methods (Page 86 of this Proxy Statement)

Even if you plan to register for and attend the 2015 Annual Meeting of Shareholders in person, please vote in advance of the meeting using one of the following advance voting methods (see page 86 of this Proxy Statement for additional details). Be sure to have your proxy card or voting instruction form (VIF) in hand and follow the instructions. You can vote in advance of the meeting in one of three ways:

Visit the website listed on your proxy card/VIF to vote VIA THE INTERNET

Call the telephone number on your proxy card/VIF to vote BY TELEPHONE

Sign, date and return your proxy card/VIF in the enclosed envelope to vote BY MAIL

Voting at the 2015 Annual Meeting of Shareholders (Page 86 of this Proxy Statement)

All shareholders of record as of March 11, 2015 may vote in person at the meeting. Generally, beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to Question 14 on page 86 of this Proxy Statement.

Attending the Annual Meeting – Important Note About Registration and Admission Requirements (Page 88 of this Proxy Statement)

If you plan to attend the meeting in person, see the answer to Question 23 on page 88 of this Proxy Statement for important details on advance registration and admission requirements.

Frequently Asked Questions (Page 83 of this Proxy Statement)

We provide answers to many frequently asked questions about the meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plans, in the Q&A section beginning on page 83 of this Proxy Statement.

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Items of Business

Item		Board Recommendation	Page Reference
Item 1 –	Election of Directors	FOR ALL NOMINEES	6

Item 2 –	Advisory Vote to Approve Executive Compensation	FOR	78

Item 3 –	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for 2015	FOR	79

Item 4 –	Shareholder Proposal: Report on Packaging	AGAINST	80

Transact any other business that properly comes before the meeting.

ITEM 1. Election of Directors – Nominees (Page 6 of the Proxy Statement)

Name	Age	Director Since	Primary Occupation	Independent	Board Committee Membership Effective January 26, 2015
					Audit*	Finance*	GMPAC*	HRCC*
Stephen F. Bollenbach	72	Oct. 2012	Former Co-Chairman and CEO, Hilton Hotels Corporation		X

Lewis W.K. Booth	66	Oct. 2012	Former Executive Vice President and CFO, Ford Motor Company			X		X

Lois D. Juliber	66	Nov. 2007	Former Vice Chairman and COO, Colgate-Palmolive Company				X	Chair

Mark D. Ketchum (Lead Director)	65	April 2007	Former President and CEO, Newell Rubbermaid Inc.		+	+	Chair	+

Jorge S. Mesquita	53	May 2012	Worldwide Chairman & CEO Johnson & Johnson Consumer Products		X

Joseph Neubauer	73	Nov. 2014	Former Chairman of the Board ARAMARK Holdings Corporation			X	X

Nelson Peltz	72	Jan. 2014	CEO and Founding Partner, Trian Fund Management, L.P.			X	X

Fredric G. Reynolds	64	Dec. 2007	Former Executive Vice President and CFO, CBS Corporation		Chair

Irene B. Rosenfeld	61	June 2006	Chairman and CEO, Mondelēz International, Inc.

Patrick T. Siewert	59	Oct. 2012	Managing Director, The Carlyle Group, L.P.		X	Chair

Ruth J. Simmons	69	Oct. 2012	President Emerita, Brown University				X	X

Jean-François M. L. van Boxmeer	53	Jan. 2010	Chairman and CEO, Heineken N.V.			X		X

*	Audit – Audit Committee; Finance – Finance Committee; GMPAC – Governance, Membership and Public Affairs Committee; HRCC – Human Resources and Compensation Committee.

+	Mr. Ketchum, as Lead Director, is an ex-officio member of all committees of the Board of Directors of which he is not a member.

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Our twelve director nominees have significant relevant operating and leadership experience, global and diverse perspectives and financial expertise. Their varied experiences, backgrounds and personal characteristics provide the Board with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	11 have operating and general management experience at major companies, including food and beverage, consumer products and services, and manufacturing companies;

•	12 are current or former leaders of large, complex enterprises;

•	4 have been chief financial officers of major public companies;

•	11 have significant financial experience;

•	1 was president of and a professor at a leading university;

•	7 are living and working or have lived and worked outside of their home country;

•	3 are women, including the Chairman and CEO; and

•	range in age from 53 to 73.

Shareholders can find more information regarding our process for nominating directors and our director nominees on page 6 of this Proxy Statement.

Corporate Governance Highlights (Pages 19 and 39 of this Proxy Statement)

We believe that a strong and balanced corporate governance framework is essential to our long-term success because it promotes the long-term interests of shareholders, accountability and trust in the Company. We highlight here key aspects of our corporate governance framework. Shareholders can find additional detail under “Corporate Governance” beginning on page 19 of this Proxy Statement and under “Our Executive Compensation Design Principles and Governance Practices” on page 39 of this Proxy Statement.

Annual Election of Directors

Majority and Confidential Voting in Uncontested Director Elections

No Supermajority Voting

Special Meetings of Shareholders. Shareholders of at least 20% of the voting power of our outstanding stock may call a special meeting.

No “Poison Pill” (Shareholder Rights Plan)

Independent Board. 12 of our 13 current directors are independent.

Limitation on Management Directors. Our Chairman and CEO is the only member of management to serve as a director.

Independent Lead Director Provides Independent Leadership of the Board’s Work. Annually, our independent directors select our Lead Director, who has broad substantive responsibilities and powers. Those include presiding at executive sessions of independent directors and approving board schedules, meeting agendas and materials.

Independent Committee Chairs and Members. All Board committees have independent chairs and are composed of independent directors.
Regular Executive Sessions of Independent Directors

Annual Board, Committee and Director Self-Assessments

Risk Oversight by the Board and Committees

Ongoing Shareholder Engagement

Pay for Performance Philosophy Drives Compensation Design and Decisions

Annual Chairman and CEO Evaluation. Annually, the appropriate Board committees evaluate the CEO’s performance and suitability to serve as Chairman of the Board.

Stock Ownership Guidelines and Stock Retention Policies for Both Directors and Executives

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors and Executive Officers

Clawback Policy to Recoup Executive Compensation

Long-Standing Commitment to Sustainability

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ITEM 2. Advisory Vote to Approve Executive Compensation (Page 78 of this Proxy Statement)

Compensation Goals

Our Human Resources and Compensation Committee has four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our Named Executive Officers’ and shareholders’ interests through stock ownership guidelines and equity-based incentive grants that link executive compensation to sustained and superior Total Shareholder Return(1).

Compensation Design

We design our executive compensation program to achieve these goals by:

•	Linking pay to performance;

•	Putting pay at risk based on short-term and long-term performance;

•	Targeting pay at the median of our peer group;

•	Setting meaningful performance goals; and

•	Requiring our executive officers to acquire and hold a significant amount of our common stock.

Our Executives’ 2014 Compensation Reflected Their and our Performance

•	Annual Cash Incentive Program: In 2014, we generated strong earnings growth and margin expansion in a challenging environment by driving record net productivity and aggressively reducing overheads. The awards our Named Executive Officers earned exceeded our target.

•	Performance Share Units (2012-2014 Performance Cycle): We performed significantly better than target on two of the three performance measures – Adjusted Earnings Per Share and our Annualized Relative Total Shareholder Return(1). Stock awards our Named Executive Officers earned exceeded our target.

You can find detailed information about our compensation programs and decisions in our Compensation Discussion and Analysis beginning on page 35 of this Proxy Statement.

ITEM 3. Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for 2015 (Page 79 of this Proxy Statement)

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2015. We provide information on fees billed by PricewaterhouseCoopers LLP in 2014 and 2013 on page 28 of this Proxy Statement.

ITEM 4. Shareholder Proposal (Page 80 of this Proxy Statement)

In accordance with U.S. Securities and Exchange Commission rules, this Proxy Statement includes one shareholder proposal.

(1)	Total Shareholder Return reflects share price appreciation and dividends paid.

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Other Matters

Other than Items 1 through 4 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow presentation of an improperly submitted proposal or a nomination for the Board at the Annual Meeting. We described the requirements for shareholders to properly submit proposals and nominations at the Annual Meeting in our 2014 Proxy Statement. Those requirements are similar to those described under “2016 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy authorizes the designated proxies to vote on such matters in accordance with their best judgment.

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ITEM 1. Election of Directors

Process for Nominating Directors

The Governance, Membership and Public Affairs Committee of our Board of Directors (the “Governance Committee”) is responsible for identifying, evaluating and recommending to the Board director nominees for election at the 2015 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Governance Committee invites director nominee suggestions from the directors, shareholders, management and others. From time to time, the Governance Committee retains third-party executive search firms to assist in identifying and evaluating potential director nominees based on the Board’s recruitment objectives.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision. The Board believes these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our shareholders. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment, understanding of our global businesses and markets, professional expertise and educational background and other factors that promote diversity of views, knowledge and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her responsibilities to the Company, taking into account the individual’s other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy. The Governance Committee also evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of director nominees who can best perpetuate the Company’s success and represent our shareholder’s interests through the exercise of sound judgment and informed decision-making.

In addition, under our Guidelines, the Governance Committee generally will not recommend, and the Board will not nominate an individual or re-nominate for election an independent director after he or she reaches age 75. However, the Governance Committee and Board may do so in extraordinary circumstances if nomination or re-nomination is in the shareholders’ best interests because the candidate is uniquely qualified to contribute to a specific dimension of the Board’s work and the Company’s growth in the subsequent year. If the Governance Committee determines that the individual’s nomination or re-nomination for election is in the shareholders’ best interests, the Governance Committee may recommend, and the Board may approve, that director’s nomination or re-nomination for up to three annual terms following the director’s 75th birthday.

Further, a management director must resign from the Board upon ceasing to be a Company officer.

Individual Experience, Qualifications, Attributes and Skills

The Governance Committee works with the Board to determine the appropriate mix of characteristics, professional experience and areas of expertise that will result in a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent all shareholders’ interests.

Under the leadership of the Lead Director and Chairman of the Governance Committee, the Governance Committee annually conducts evaluations of the Board and the Board’s committees and coordinates the directors’ self-assessments that assess the experience, qualifications, attributes, skills, diversity and contributions of each individual and of the Board as a whole. Every year, the director nominees complete questionnaires to update and confirm their background, qualifications, skills and potential conflicts of interest.

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Based upon the Governance Committee’s discussions with the Board, the Governance Committee has identified the following key competencies, professional experience and areas of expertise that are particularly desirable for our directors to possess to meet current and future Board needs:

Key Competencies	Relevant Experience/Expertise
Industry Knowledge, which is vital to understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services	• Food and Beverage • Consumer Products
Significant Operating, Experience as current or former executives of large global companies or other large organizations, which gives directors specific insight into, and expertise that will foster active participation in the development and implementation of our operating plan and business strategy	• CEO/COO Experience • Best in Class Manufacturing Operations • Retail Operating Experience
Leadership Experience, which gives directors the ability to motivate, manage, identify and develop leadership qualities in others	• CEO/COO Experience or Other Leadership Positions at Complex Organizations • M&A/Alliances/Partnerships • CFO Experience • Strategic Planning • Talent Assessment and Development/Compensation
Substantial Global Business and other international experience, which is particularly important given our global presence	• Developed Markets • Emerging Markets • New Media/Digital Technology • Technology/IT Strategy • Government Affairs/Regulatory
Accounting and Financial Expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes	• CFO Experience • M&A/Alliances/Partnerships • Financial Acumen/Capital Markets
Product Development and Marketing Experience, in food and beverage as well as complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance	• Consumer Insights/Analytics • Research & Development/Innovation
Public Company Board and Corporate Governance Experience, at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests	• CEO/COO/Other Governance Leadership Positions • Government Affairs/Regulatory
Academic and Research Experience, which provides strong critical thinking and verbal communication skills as well as a greater diversity of views and thought processes	• Talent Assessment and Development/Compensation • Research & Development/Innovation

The Governance Committee reviews individual professional expertise and educational background in addition to general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole.

Tenure and Refreshment

The Board’s composition provides continuity as well as new expertise and fresh perspectives relevant to the Board’s work.

•	Six of our director nominees served as our directors before we spun-off Kraft Foods Group, Inc. to shareholders on October 1, 2012. The balance joined the Board on or after October 1, 2012. As of the end of 2014, the average tenure of our eleven independent director nominees was approximately 3.5 years.

•	Our director nominees range in age from 53 to 73.

Diversity

As noted above, the Guidelines provide that the Governance Committee will consider factors that promote diversity of views, knowledge and experience when evaluating the suitability of individuals for nomination. While the Board has no formal written policy regarding what specific factors would create such diversity, the Governance Committee

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recognizes the significant benefit diversity provides to the Board and Mondelēz International, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations. Among them are: industry knowledge; substantial global business and other international experience and backgrounds given our global, multicultural business; significant operating experience; leadership and people development experience; accounting and financial expertise; product development and marketing experience; and public company board and corporate governance experience.

Our director nominees’ varied and relevant experiences, global and diverse perspectives, backgrounds, and personal characteristics provide the Board with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	11 have operating and general management experience at major companies, including food and beverage, consumer products and services, and manufacturing companies;

•	12 are current or former leaders of large, complex enterprises;

•	4 have been chief financial officers of major public companies;

•	11 have significant financial experience;

•	1 was president of and a professor at a leading university;

•	7 are living and working or have lived and worked outside of their home country; and

•	3 are women, including the Chairman and CEO.

The Governance Committee assesses the effectiveness of the Board’s diversity efforts as part of its periodic assessment of the composition of the Board.

Size of Board

Our Board currently has 13 directors. Ratan N. Tata is not standing for re-election. Accordingly, the Board reduced the size of the Board from 13 and fixed it at 12 effective concurrent with the election of directors at the 2015 Annual Meeting. The Governance Committee recommended and the Board nominated each of the 12 incumbent directors listed below under “Director Nominees for Election at the 2015 Annual Meeting” for election at the 2015 Annual Meeting. Each director nominee consented to his or her nomination for election to the Board.

Annual Elections

Shareholders elect all directors annually. Of the 12 directors standing for election, shareholders elected 11 to one-year terms at the 2014 Annual Meeting of Shareholders. Joseph Neubauer was recommended to the Board as a director nominee by the Chairman and Chief Executive Officer. The Board appointed Mr. Neubauer, effective November 21, 2014. The terms of all directors elected at the 2015 Annual Meeting will end at the 2016 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified.

Shareholder Nominee Recommendations

The Governance Committee welcomes shareholder recommendations of candidates for election to the Board. To recommend a particular candidate for consideration, the shareholder should submit the required information to our Corporate Secretary, which information includes the name of the recommended candidate along with the same information required for a shareholder to nominate a candidate for election to the Board at an Annual Meeting and in the same manner as set forth in the Company’s By-Laws. When evaluating a candidate recommended by shareholders, the Governance Committee uses the same criteria set forth in the Guidelines, as described above under “Item 1. Election of Directors – Process for Nominating Directors,” as it uses to evaluate a candidate the Governance Committee identifies. It then makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board at an upcoming annual meeting. After the Board’s consideration of the Committee’s recommendation, our Corporate Secretary notifies that shareholder of the Board’s decision whether to appoint or nominate the candidate.

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Director Nominees for Election at the 2015 Annual Meeting

The Board believes that each director nominee for election at the Annual Meeting is highly qualified. The director nominees’ biographies (below) describe the specific experience, qualifications, attributes and skills that the Governance Committee relied upon when determining to nominate the individual director nominees for election. A particular director nominee may possess other skills, knowledge or experience in addition to those described below. As their biographies indicate, all the director nominees possess significant leadership and professional experience, knowledge, including industry knowledge, and skills that qualify them for service on our Board. Each director nominee, other than Ms. Rosenfeld, satisfies independence requirements under the NASDAQ listing standards and the Board’s categorical standards of director independence. All director nominees satisfy the criteria stated in our Guidelines and possess the personal characteristics essential for the proper and effective functioning of the Board.

Individual Nominees’ Experience, Qualifications, Attributes and Skills

The following information regarding each director nominee is as of March 11, 2015. It includes information about each director nominee’s professional experience, educational background, attributes and qualifications that led the Board to nominate him or her for election. It also includes information about U.S. publicly listed company directorships held currently and during the past five years. The director nominees may also serve on the boards of various private and non-U.S. companies and charitable, educational and cultural institutions, not all of which are included in their biographies.

The persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST the director nominees or ABSTAIN from voting, as indicated in the shareholder’s voting instructions. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE TWELVE DIRECTOR NOMINEES.

STEPHEN F. BOLLENBACH Former Co-Chairman and CEO, Hilton Hotels Corporation Director Since October 2012 Current Committee: • Audit Age: 72

Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a global hospitality provider, from May 2004 until his retirement in October 2007, and as President and Chief Executive Officer from February 1996 to May 2004. Prior to that, he was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, an international family entertainment and media enterprise, from September 1995 to February 1996. Mr. Bollenbach spent the previous 30 years in various financial leadership positions, including Chief Financial Officer, in the family entertainment, media, hospitality, real estate and financial services industries.

Education:

Mr. Bollenbach received a Bachelor of Science in Finance from the University of California, Los Angeles and a Master of Business Administration from California State University, Northridge.

Public Company Boards:

Mr. Bollenbach is a director of KB Home, Macy’s Inc., Time Warner Inc. and Moelis & Company.

Director Qualifications:

•      Leadership, Product Development and Marketing, Operating and Global Business experience – former Co-Chairman, Chief Executive Officer and President of a global hospitality corporation;

•      Accounting and Financial expertise – many years of experience in financial leadership positions, including ten years as Chief Financial Officer, in the family entertainment, media, hospitality, real estate and financial services industries; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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LEWIS W.K. BOOTH Former Executive Vice President and Chief Financial Officer, Ford Motor Company Director since October 2012 Current Committees: • Finance • Human Resources and Compensation Age: 66

Mr. Booth served as Executive Vice President and Chief Financial Officer of the Ford Motor Company, a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President of Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including as Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He worked continuously for the Ford Motor Company, in positions of increasing responsibility, from 1978 to 2012.

Mr. Booth is a qualified chartered management accountant.

Mr. Booth was appointed Commander of the Order of the British Empire in the Queen’s Birthday Honours list in June 2012 for his services to the United Kingdom’s automotive and manufacturing industries.

Education:

Mr. Booth received a Bachelor of Science in Mechanical Engineering with honors from the University of Liverpool.

Public Company Boards:

Mr. Booth is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

Director Qualifications:

•      Leadership, Product Development and Marketing, Operating and Global Business experience – many years of experience in executive leadership positions for major divisions of a global automobile manufacturer, during which he successfully implemented major business restructuring and return to profitability;

•      Accounting and Financial expertise – former Chief Financial Officer of a global automobile manufacturer, where he participated in a restructuring of the balance sheet and a return to growth and profitability; and

•      Public Company Board and Corporate Governance experience – current director of other global public companies.

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LOIS D. JULIBER

Former Vice Chairman and Chief Operating Officer, Colgate-Palmolive Company

Director since November 2007

Current Committees:

•    Governance, Membership and Public Affairs

•    Chair, Human Resources and Compensation

Age: 66

Ms. Juliber served as Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from October 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from February 2000 to October 2004, Executive Vice President – North America and Europe from 1997 until February 2000, President of Colgate North America from 1994 to 1997 and Chief Technology Officer from 1991 until 1994. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Education:

Ms. Juliber received a Bachelor of Arts from Wellesley College and a Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E. I. du Pont de Nemours and Company. She was formerly a director of Goldman Sachs Group, Inc.

Director Qualifications:

•      Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company, where she led the company’s turn-around in North America and expansion and growth in key emerging markets like India and China;

•      Industry Knowledge, Manufacturing and Information Technology, Product Development, Research and Development and Marketing, and Global Business and Supply Chain experience – 32 years working in the global consumer products industry; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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MARK D. KETCHUM

Former President and Chief Executive Officer, Newell Rubbermaid Inc.

Director since April 2007

Lead Director since January 2009

Current Committee:

•    Chair, Governance, Membership and Public Affairs

•    As Lead Director, an ex-officio member of all committees of which he is not a member

Age: 65

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, from October 2005 until his retirement in June 2011 and was a member of its board of directors from November 2004 to May 2012. From 1971 to 2004, Mr. Ketchum served in a variety of roles of increasing responsibility at The Procter & Gamble Company, a global marketer of consumer products, including President, Global Baby and Family Care, from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996.

Education:

Mr. Ketchum received a Bachelor of Science in Industrial Engineering and Operations Research from Cornell University.

Public Company Board:

Mr. Ketchum was formerly a director of Newell Rubbermaid Inc.

Director Qualifications:

•      Leadership and Operating experience – former President and Chief Executive Officer of a global consumer products company and former President of a division of another global consumer products company;

•      Industry Knowledge, Product Development and Marketing and Global Business experience – held key roles in operations, marketing and general management at global consumer products companies for four decades; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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JORGE S. MESQUITA Worldwide Chairman & CEO, Johnson & Johnson Consumer Products Director since May 2012 Current Committee: • Audit Age: 53

Mr. Mesquita has been Worldwide Chairman & CEO of Johnson & Johnson Consumer Products, a global marketer of consumer products, since December 2014. Prior to that, he served as Group President – New Business Creation and Innovation of The Procter & Gamble Company, a global marketer of consumer products, from March 2012 until June 2013. He was continuously employed by The Procter & Gamble Company in various marketing and leadership capacities for 29 years from 1984 to 2013. He was Group President – New Business Creation and Innovation and Pet Care from March 2012 until June 2013 and Group President – Special Assignment from January 2012 until March 2012. Prior to that, he served as Group President, Global Fabric Care from 2007 to 2011 and as President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Education:

Mr. Mesquita received a Bachelor of Science in Chemical Engineering from the Florida Institute of Technology.

Director Qualifications:

•      Leadership and Global Business experience – current worldwide Chairman and CEO of consumer products division and former Group President of a major division of a global marketer of consumer products; and

•      Industry Knowledge and Marketing experience – leader of major divisions of global consumer products companies.

JOSEPH NEUBAUER Former Chairman of the Board, ARAMARK Holdings Corporation Director since November 2014 Current Committees: • Finance • Governance, Membership and Public Affairs Age: 73

Mr. Neubauer was Chairman of the Board of ARAMARK Holdings Corporation, a leading provider of professional services including food, hospitality, facility and uniform services, from April 1984 until February 2015. Mr. Neubauer joined ARAMARK in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a member of the Board of Directors. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984. He held the title of Chairman and CEO until May 2012.

Education:

Mr. Neubauer received a Bachelor’s Degree from Tufts University and a Master of Business Administration degree from the University of Chicago.

Public Company Boards:

Mr. Neubauer is a director of Macy’s Inc. He was formerly a director of ARAMARK Holdings Corporation and Verizon Communications, Inc.

Director Qualifications:

•      Leadership, Operating and Global Business experience – former Chairman and Chief Executive Officer of global provider of food, hospitality, facility and uniform services;

•      Industry Knowledge – 36 years in various key positions, at a global provider of food, facilities and uniform services company;

•      Accounting and Financial expertise – former Chief Financial Officer of a global food service company; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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NELSON PELTZ Chief Executive Officer and Founding Partner, Trian Fund Management, L.P. Director since January 2014 Current Committees: • Finance • Governance, Membership and Public Affairs Age: 72

Mr. Peltz has served as Chief Executive Officer and Founding Partner of Trian Fund Management, L.P., an alternative investment management firm, since November 2005. He also served as Chairman and CEO of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-executive Chairman since June 2007. Prior to that, Mr. Peltz served as Chairman and Chief Executive Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. Peltz and Peter May, from January 1989 to April 1993 and as Chairman and CEO of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988.

The National Association of Corporate Directors (NACD) recognized Mr. Peltz in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena.

Education:

Mr. Peltz attended The Wharton School of the University of Pennsylvania.

Public Company Boards:

Mr. Peltz is a director of The Madison Square Garden Company and The Wendy’s Company. He was formerly a director of H. J. Heinz Company, Legg Mason, Inc. and Ingersoll-Rand plc.

Director Qualifications:

•      Leadership, Operating and Global Business experience – current Chief Executive Officer of an investment management firm, former Chairman and Chief Executive Officer of a consumer/industrial holding company and a global manufacturing company; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies and recognition as an influential person in the global corporate governance arena.

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FREDRIC G. REYNOLDS Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Current Committee: • Chair, Audit Age: 64

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From September 2001 until December 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc., a mass media company, from May 2000 to September 2001. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities at PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Mr. Reynolds is a Certified Public Accountant.

Education:

Mr. Reynolds received a Bachelor of Business Administration in Finance from the University of Miami.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc. and Hess Corporation.

Director Qualifications:

•      Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and divisions of a global food and beverage company;

•      Industry Knowledge – twelve years in various positions, including key roles, at a global food and beverage company;

•      Accounting and Financial expertise – former Chief Financial Officer or Financial Officer of a mass media company and divisions of a global food and beverage company, and a Certified Public Accountant; and

•      Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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IRENE B. ROSENFELD Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since June 2006 Age: 61

Ms. Rosenfeld was appointed Chief Executive Officer and a director of our Company in June 2006 and became Chairman of the Board in March 2007. Prior to that, she served as Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods, Canada, Mexico and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor of Arts in Psychology, a Master of Science in Business Administration and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Director Qualifications:

•      Leadership and Operating experience – current Chairman and Chief Executive Officer of Mondelēz International and former Chairman and Chief Executive Officer of a major business division of another global food and beverage company;

•      Industry Knowledge, Product Development and Marketing, Sales and Global Business experience – long-time service in various positions, including key roles, at Mondelēz International and its predecessor companies and another global food and beverage company; and

•      Public Company Board and Corporate Governance experience – former director of another global public company.

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PATRICK T. SIEWERT Managing Director, The Carlyle Group, L.P. Director Since October 2012 Current Committees: • Audit • Chair, Finance Age: 59

Mr. Siewert has served as a Managing Director for The Carlyle Group, L.P., a global alternative asset management firm, since April 2007. In that role, Mr. Siewert serves as a director of several public companies trading on the Hong Kong and Singapore stock exchanges. Formerly, he was a senior executive with The Coca-Cola Company, a global beverage company, from August 2001 to March 2007 in various positions including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee. Prior to that, he was with Eastman Kodak Company, a technology company focused on imaging products and services, from 1974 to 2001, serving in a variety of executive and managerial and director roles, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Education:

Mr. Siewert received a Bachelor of Science from Elmhurst College and a Master of Science in Service Management from the Rochester Institute of Technology.

Public Company Board:

Mr. Siewert is a director of Avery Dennison Corporation.

Director Qualifications:

•      Leadership, Operating and Global Business experience – former President of a major division of a global beverage company and a consumer products company, with an in-depth knowledge of consumer trends, routes to market and the opportunities and challenges in the Asian markets;

•      Industry Knowledge – six years in key roles at a global beverage company; and

•      Public Company Board and Corporate Governance experience – current and former director of another global public company.

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RUTH J. SIMMONS President Emerita, Brown University Director since October 2012 Current Committees: • Governance, Membership and Public Affairs • Human Resources and Compensation Age: 69

Dr. Simmons is President Emerita of Brown University, having served as President from 2001 to 2012. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She served in various administrative positions at colleges and universities beginning in 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 (and again from 1991 to 1995) and Spelman College from 1989 to 1991.

Dr. Simmons was a Fulbright Scholar to France from 1967 to 1968 and is a Chevalier of the French Legion of Honor.

Education:

Dr. Simmons received a Bachelor of Arts in French from Dillard University and a Master of Arts and Doctor of Philosophy in Romance Languages and Literatures from Harvard University.

Public Company Boards:

Dr. Simmons is a director of Fiat Chrysler Automobiles NV and Texas Instruments Incorporated and was formerly a director of Chrysler Group LLC and The Goldman Sachs Group, Inc.

Director Qualifications:

•      Leadership and Operating experience – former President of a major college and a leading university with over 15 years of experience;

•      Academic and Research experience – professor of literature and former administrator with over 36 years of experience; and

•      Public Company Board and Corporate Governance experience – former and current director of other global public companies.

JEAN-FRANÇOIS M. L. VAN BOXMEER

Chairman of the Executive Board and Chief Executive Officer, Heineken N.V.

Director since January 2010

Current Committees:

•    Finance

•    Human Resources and Compensation

Age: 53

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a global brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, in positions of increasing responsibility, since 1984.

Education:

Mr. van Boxmeer received a Master in Economics at les Faculté Universitaires Notre Dame de la Paix S.J., Belgium.

Public Company Board:

Mr. van Boxmeer is a Member of the Shareholders Committee of Henkel AG & Co. KGaA.

Director Qualifications:

•      Leadership and Operating experience – current Chairman and Chief Executive Officer of a global brewing company, where he led the company’s significant global expansion, most notably in Asian markets;

•      Industry Knowledge, Product Development and Marketing and Global Business experience – three decades in various positions, including key roles, at a global brewing company; and

•      Public Company Board and Corporate Governance experience – current director and member of the shareholder committee of another global public company.

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Ratan Tata to Become Special Advisor to the Chairman and CEO

In February 2015, the Board named Ratan N. Tata as Special Advisor to the Chairman and CEO for one year effective upon his retirement from the Board at the Company’s 2015 Annual Meeting. The Board did so because of Mr. Tata’s unique experience and expertise in leading a successful global enterprise; knowledge of Indian, Asian and emerging markets and cultural affairs; support for the development and promotion of innovative business practices; and insights into the continuing evolution of consumer products. The role is unpaid. The Company will reimburse reasonable expenses related to the role.

Corporate Governance

We believe that a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key governance practices and Board leadership structure and oversight functions.

Governance Guidelines

The Board adopted Guidelines articulating our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; Board composition and structure; responsibilities of the committees of the Board; CEO and Board performance evaluations; and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board.

Key Corporate Governance Practices

At least annually, we review our corporate governance practices to support the Board’s independent leadership, accountability and oversight:

•	Annual Election of Directors. Our By-Laws provide that our shareholders elect all directors annually.

•	Majority Voting in Uncontested Director Elections. Our By-Laws provide that, in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Special Meetings of Shareholders. Our By-Laws allow shareholders of record of at least twenty percent (20%) of the voting power of the outstanding stock to call a special meeting of shareholders.

•	Limitation on Management Directors. Our Guidelines provide that the Board believes the Chairman and CEO generally should be the only member of management to serve as a director.

•	Independent Committees. The Board has determined that all Board committees should consist entirely of, and be chaired by, independent directors.

•	Executive Sessions. At each in-person Board meeting, our independent directors meet without the CEO or any other members of management present to discuss substantive issues important to Mondelēz International, including matters concerning management. The Lead Director chairs these sessions. In some instances, a committee chair leads Board discussion of a topic relevant to that committee’s remit.

•	Board, Committee and Director Self-Assessments. The Governance Committee establishes processes for annual Board, committee and individual director self-assessments. The Board, committees and management use the results of these self-assessments in planning their work and subsequent governance decisions.

•	Shareholder Engagement. We promote ongoing dialogue with shareholders throughout the year.

•	Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee (the “Compensation Committee”) annually evaluates the Chairman and CEO’s performance. The Compensation Committee seeks input from the other directors regarding her performance before deciding her performance rating. The Governance Committee annually considers the CEO’s performance and suitability as Chairman when determining whether to nominate her for re-election.

•

Stock Holding Requirements. To promote alignment of directors’ and shareholders’ interests, our Guidelines provide that we expect directors to hold Mondelēz International common stock in an amount equal to five times the annual Board retainer within five years of joining the Board. As of March 11, 2015,

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all directors with at least five years of service on the Board met or exceeded this requirement. Additionally, equity grants awarded in or after May 2010 to directors are made in the form of deferred stock units. Distribution of actual shares occurs six months after the director ends his or her service as a director.

•	Leadership Structure. Our Guidelines currently provide for an independent Lead Director and that the CEO also serves as Chairman of the Board. See additional discussion below under “– Board Leadership Structure.”

•	Special Meetings of the Board. Our By-Laws empower both the Lead Director and the Chairman to call special meetings of the Board.

Board Leadership Structure

Our By-Laws provide the Board flexibility in determining its leadership structure. The Board may appoint and designate the duties of a Lead Director and permit one person to hold both the offices of CEO and Chairman. Within that framework, the Board annually re-evaluates its leadership structure to determine the most appropriate leadership structure at that time. In considering which leadership structure will allow it to most effectively carry out its responsibilities and best represent shareholders’ interests, the Board takes into account various factors. Among them are our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, results of Board and committee annual self-assessments, advantages and disadvantages of alternative leadership structures based on circumstances at that time and our corporate governance practices. In keeping with this principle, the Board may determine that the CEO also serve as Chairman, but if it does so, it also appoints an independent lead director with robust responsibilities.

Current Leadership Structure

Currently, our Guidelines provide that:

•	an independent director serves as Lead Director;

•	independent directors chair the Board’s four standing committees; and

•	the CEO serves as Chairman of the Board.

The Board believes that this leadership structure provided an effective balance of strong leadership and independent oversight and best meets our current circumstances and anticipated needs.

Independent Director Leadership and Oversight

The Board believes that robust independent Board leadership and oversight are very important. Therefore, it established the substantive position of independent Lead Director for times when one individual serves as both Chairman and CEO. Our independent directors annually select our Lead Director for a one-year term. The Board created the Lead Director position to provide independent leadership of the Board’s affairs on behalf of our shareholders, increase the Board’s effectiveness, promote open communication amongst the independent directors and serve as the principal liaison between the Chairman and the other independent directors.

Lead Director Role and Responsibilities

Under our Guidelines, the Lead Director, in consultation with the other independent directors, has the following duties and responsibilities:

•	Serve as liaison between the independent directors and the Chairman and CEO;

•	With respect to long-term meeting planning, seek input from the independent directors and advise the Chairman and CEO as to an appropriate annual schedule of and major agenda topics for regular Board meetings prior to Board review and approval;

•	With respect to specific Board meetings, seek input from the independent directors regarding agenda items and the content of briefing materials. Add agenda items in his or her discretion. Review and approve meeting agenda as well as the content of Board briefing materials;

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•	With respect to regular Board and committee meetings, review and approve the allocation of time amongst the Board and committee meetings;

•	Preside at all Board meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprise the Chairman of the topics considered;

•	Call meetings of the independent directors or of the Board as needed;

•	Facilitate effective communication and interaction between the Board and management. To assist the Lead Director in fulfilling this responsibility, the Board may adopt more specific procedures designed to promote effective communication and interaction while minimizing disruption of the Company’s day-to-day activities;

•	Serve as an ex-officio member of all Board committees of which he or she is not a member;

•	Lead the annual Board and director self-assessments process, including meeting with each director to discuss the Board’s and that individual director’s performance;

•	Working with the Governance Committee, develop recommendations for committee structure, membership, rotations and chairs;

•	Be available for consultation and direct communication with the Company’s major shareholders; and

•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Having established a substantive Lead Director position, the Board selects a highly capable individual from amongst our skilled and experienced independent directors to provide robust independent leadership. Mark D. Ketchum is our current Lead Director. The independent directors first appointed him to that role in 2009 and have re-appointed him annually. The independent directors believe that he is an effective Lead Director due to his independence, leadership, global operating experience as former President and Chief Executive Officer of Newell Rubbermaid Inc. and a variety of roles during his 33 year career at The Procter & Gamble Company, and corporate governance experience, including his prior service as director of Newell Rubbermaid Inc. and Hillenbrand Industries.

Chairman and CEO Role and Responsibilities

Ms. Rosenfeld has served as our CEO and as a director since June 2006. In conjunction with our 2007 spin-off from Altria Group, Inc., the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of the Company, the food industry and the competitive environment in which we operate, her leadership experience and her ability and dedication to working closely with the Lead Director and our other independent directors. Based on our current circumstances and anticipated needs, the Board continues to believe that having Ms. Rosenfeld serve as both CEO and Chairman serves our shareholders’ interests and contributes to the Board’s efficiency and effectiveness. The Board believes that she is generally in the best position to inform our independent directors about our global operations and critical business matters and ensure alignment of our business and strategic plans. Further, the Board believes that combining these roles also fosters expedient communication between Ms. Rosenfeld and the Board.

Director Independence

Our Guidelines require that at least 80% of our directors meet the NASDAQ listing standards’ independence requirements and provide that the Chairman and CEO generally should be the only member of management to serve as a director. In order to determine that a director is independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or our independent registered public accountants. Annex A to the Guidelines lists these categorical standards. It is available on our website at www.mondelezinternational.com/investors/corporate-governance.

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The Board determined that, under our categorical standards and NASDAQ’s listing standards, the following directors are independent: Stephen F. Bollenbach, Lewis W.K. Booth, Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Joseph Neubauer, Nelson Peltz, Fredric G. Reynolds, Patrick T. Siewert, Ruth J. Simmons, Ratan N. Tata and Jean-François  M. L. van Boxmeer. Irene B. Rosenfeld is not independent because she is a Mondelēz International employee.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, operational and compliance risks.

•	Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•	Our Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board so that the Board and committees understand key risks to our business and performance, our risk management process and how it is functioning, the participants in the process and the information gathered through the process. The Audit Committee annually reviews the functioning of our ERM process as well as the results of our annual ERM risk assessment.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating to the full Board or retaining for itself responsibility for reviewing and assessing key risk exposures and management’s response to those exposures. Management provides reports to the Board and Audit Committee in advance of meetings regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and Audit Committee meetings to discuss these reports and provide any updates. The Audit Committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

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During 2014, the Board and committees reviewed and assessed risks related to our business and operations as follows (The Board annually reviews and sometimes reallocates responsibilities amongst committees. Accordingly, the allocation of responsibilities shown in this table may change during 2015.):

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)

Strategy (including health and wellness)

Operations

Food safety (including supply chain and food defense)

Competition (including private label and customer concentration)

Capital structure

Financial strategies and transactions (including economic trends)

Labor relations (including human capital)

Transformation

Financial statements

Financial reporting process

Accounting matters

Legal, compliance and regulatory matters

Business continuity/operations

Sovereign risk

Financial risk management (including foreign exchange, commodities and interest rate exposure, and income and other taxes)

Enterprise funding and liquidity

Health, safety and environmental

		Governance programs Board organization, membership and structure Related person transactions Social responsibility Public policy Mondelēz International’s public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices

(1)	For a discussion about risk oversight relating to our compensation programs, see “Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the economic environment. Additionally, the Board devotes several days each year to a highly-focused review of our strategic plans, including strategic and operational risks. More generally, the Board is responsible for oversight of strategy, broad corporate policy and overall performance of the Company through engaged oversight of management.

The Board believes our current leadership structure enhances its oversight of risk management because our CEO, who is ultimately responsible for our risk management process, is in the best position as Chairman to discuss with the Board these key risks and management’s responses to them.

Codes of Conduct

Code of Business Conduct and Ethics for Non-Employee Directors

We have adopted a Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”). It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Directors Ethics Code. Shareholders and others can access our Director Ethics Code on our website at www.mondelezinternational.com/investors/corporate-governance.

Code of Conduct for Employees

We have adopted a Code of Conduct that applies to all of our employees. It includes policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program. The program provides training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. Shareholders and others can access our Code of Conduct on our website at www.mondelezinternational.com/about-us/compliance-and-integrity.

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We will disclose in the Corporate Governance section of our website any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Review of Transactions with Related Persons

Related Persons Policy and Procedures

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are the following persons and their immediate family members: our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our and our shareholders’ best interests. The chair of the Governance Committee reviews and approves or ratifies potential related person transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	its commercial reasonableness;

•	the materiality of the related person’s direct or indirect interest in it;

•	whether it may involve an actual, or create the appearance of a, conflict of interest;

•	its impact on the related person’s independence (as defined in our Guidelines and the NASDAQ listing standards); and

•	whether it would violate any provision of our Directors Ethics Code or Code of Conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Review of Transactions

On February 9, 2015, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the U.S. Securities and Exchange Commission (“SEC”) reporting that it was a greater than 5% shareholder as of December 31, 2014. During 2014, BlackRock acted as an investment manager with respect to certain investment options under our 401(k) plans for U.S. employees and pension plans for employees in Canada, Ireland and the United Kingdom. BlackRock was selected as an investment manager for the 401(k) and pension plans by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock was paid fees, approximately $2.28 million during 2014, from the assets of the specific plans for which it performed services. The Governance Committee reviewed these relationships with BlackRock and ratified these transactions. The 401(k) and pension plans expect to pay similar fees to BlackRock during 2015 for similar services. (Fees, based on plan asset value, are paid quarterly on a lagging basis.)

Shareholder Engagement

We regularly meet with and seek feedback from our shareholders on a wide range of matters. During 2014, senior management, Investor Relations and the Corporate Secretary engaged with many of our largest shareholders. These meetings were candid and constructive. We will continue to solicit and consider our shareholders’ perspectives. Our Lead Director is available for consultation and direct communication with major shareholders.

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Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our website at www.mondelezinternational.com/Investors/corporate-governance#contacts. Our Corporate Secretary:

•	Forwards communications relating to matters within the Board’s purview to the Lead Director or appropriate independent director(s) and communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee.

•	Forwards communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them.

•	Does not forward or retain solicitations, junk mail and obviously frivolous or inappropriate communications.

Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership. Our Board designates the committee members and chairs following consideration of the Governance Committee’s recommendations. The Board has adopted a written charter for each standing committee. The charters define each committee’s roles and responsibilities. Charters for each committee are available on our website at www.mondelezinternational.com/investors/corporate-governance. Independent directors comprise 100% of the Audit, Compensation, Finance and Governance Committees. All committee chairs are independent. Each committee meets regularly in executive session without management. Committee Chairs approve agendas and materials for their committee meetings. In addition, committees may retain outside legal, financial and other advisors, at the Company’s expense.

Based on the results of the annual Board self-assessment process and at the Governance Committee’s recommendation, the Board established a Finance Committee and appointed its members and chair effective January 26, 2015. The Board now has four standing committees: Audit, Finance, Governance, Membership and Public Affairs and Human Resources and Compensation. The committee structure and membership is as follows:

Committee Membership(1) Effective January 26, 2015

Director	Audit	Finance	Governance, Membership and Public Affairs	Human Resources and Compensation
Stephen F. Bollenbach(2)	X
Lewis W.K. Booth(3)		X		X
Lois D. Juliber			X	Chair
Mark D. Ketchum	+	+	Chair	+
Jorge S. Mesquita	X
Joseph Neubauer		X	X
Nelson Peltz		X	X
Fredric G. Reynolds	Chair
Patrick T. Siewert	X	Chair
Ruth J. Simmons			X	X
Ratan N. Tata(4)			X	X
Jean-François M. L. van Boxmeer		X		X
Total Number of Committee Meetings During 2014	14	NA(5)	6	7(6)

+	Mr. Ketchum, as Lead Director, is an ex-officio member of all committees of the Board of which he is not a member.
(1)	The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2015.

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(2)	Mr. Bollenbach was a member of the Compensation Committee and Governance Committee through January 25, 2015.
(3)	Mr. Booth was a member of the Audit Committee through January 25, 2015.
(4)	Mr. Tata will retire from the Board when his term expires at the 2015 Annual Meeting.
(5)	The Board established the Finance Committee and appointed its members effective January 26, 2015.
(6)	The Compensation Committee acted once by unanimous written consent during 2014.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held twelve meetings during 2014 and acted three times by unanimous written consent.

•	All incumbent directors who served for some or all of 2014 attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served (held during the period that they served), except Mr. Tata.

•	During 2014, Ms. Rosenfeld and Messrs. Ketchum, Neubauer, Peltz and Reynolds attended 100% and Mmes. Juliber and Simmons and Messrs. Bollenbach, Booth, Mesquita, Siewert and van Boxmeer attended at least 93% of meetings of the Board and all committees on which they served.

•	All of the then-incumbent directors attended the 2014 Annual Meeting of Shareholders.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all of the Audit Committee members are independent within the meaning of the NASDAQ listing standards, the New York Stock Exchange listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with NASDAQ listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. Stephen F. Bollenbach and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations and have financial sophistication in accordance with NASDAQ listing standards. No Audit Committee member received any payments in 2014 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: mdlz-financialintegrity@mdlz.com.

Audit Committee Report for the Year Ended December 31, 2014

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial

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reporting processes and audits of its financial statements. In addition, in 2014 we assisted the Board in its oversight of:

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function;

•	Mondelēz International’s risk assessment and risk management guidelines and policies; and

•	Mondelēz International’s capital structure and financial policy.

Our duties include overseeing Mondelēz International’s management, the internal audit department and the independent registered public accountants in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent registered public accountants to, among other things:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the audits by the internal audit department and the independent registered public accountants.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•	Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board;

•	Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

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•	Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the U. S. Securities and Exchange Commission on February 20, 2015.

Audit Committee:

Fredric G. Reynolds, Chair

Stephen F. Bollenbach

Lewis W.K. Booth*

Jorge S. Mesquita

Patrick T. Siewert

*	Mr. Booth served as a member of the Audit Committee through January 25, 2015.

Pre-Approval Policies

Our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports at committee meetings throughout the year on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. In case approval is needed before a scheduled committee meeting, the committee has delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2014 audit and non-audit services provided by the independent registered public accountants.

Independent Registered Public Accountants’ Fees

Aggregate fees billed for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2014 and 2013 were:

	2014	2013
Audit Fees	$15,971,000	$15,905,000
Audit-Related Fees	3,714,000	474,000
Tax Fees	1,411,000	3,194,000
All Other Fees	27,000	89,000

Total	$21,123,000	$19,662,000

Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements).

Audit-Related Fees include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports. In 2014, audit-related fees include due diligence and other work related to the planned coffee business divestiture.

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Tax Fees include professional services in connection with tax compliance and advice.

All Other Fees include professional services in connection with seminars, compliance reviews and data protection compliance reviews.

All fees above include out-of-pocket expenses.

Finance Committee

The Finance Committee was established effective January 26, 2015. The Board has determined that all of the Finance Committee members are independent within the meaning of the NASDAQ listing standards. The Finance Committee’s charter sets out its responsibilities, which include reviewing and making recommendations to the Board on significant financial matters, including:

•	our long-term capital structure including financing plans, projected financial structure, funding requirements, target credit ratings and return on invested capital;

•	authorization of issuances, sales or repurchases of equity and debt securities;

•	our external dividend policy and dividend recommendations;

•	proposed acquisitions, divestitures, joint ventures, investments, asset sales and purchase commitments in excess of $100 million; and

•	Board authorization and delegation levels with respect to financing matters.

The Finance Committee also reviews and discusses with management:

•	results of transactions such as acquisitions, divestitures, joint ventures, and investments in excess of $100 million; and

•	the cash-flow impact of non-debt obligations including funding pension and other post-retirement benefit plans.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards. The Governance Committee’s charter sets out its responsibilities. Among its responsibilities are:

•	review candidates’ qualifications for Board membership consistent with criteria determined by the Board;

•	consider the performance of and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders and candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	make recommendations to the Board as to directors’ independence and related party transactions;

•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;

•	recommend frequency of Board meetings and content of Board agendas;

•	advise and make recommendations to the Board on corporate governance matters, including regarding our Guidelines and the annual self-assessments process for the Board, its committees, and its directors;

•	administer the Directors Ethics Code and monitor directors’ compliance with our stock ownership guidelines;

•	oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

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Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board has determined that all of the Compensation Committee members are independent within the meaning of the NASDAQ listing standards, including the heightened independence criteria for compensation committee members. None of the Compensation Committee’s members is or was:

•	an officer or employee of Mondelēz International;

•	a participant in a “related person” transaction during 2014 (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors or the Compensation Committee.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;

•	assess the appropriateness and competitiveness of our executive compensation programs;

•	review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives, then, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our incentive plan;

•	make recommendations to the Board regarding incentive plans requiring shareholder approval, and approve eligibility for and design of executive compensation programs implemented under those plans;

•	review our compensation and benefits policies and practices as they relate to our risk management practices and risk-taking incentives and review proposed material changes to those policies and practices;

•	oversee the management development and succession planning process (including emergency planning) for the CEO and direct reports;

•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;

•	monitor executive officers’ compliance with our stock ownership guidelines;

•	advise the Board regarding the compensation of independent directors;

•	review and discuss with management the Compensation Discussion and Analysis, and prepare and approve the Compensation Committee’s report to shareholders included in our Proxy Statement; and

•	assess the independence of the Compensation Committee’s outside advisors and at least annually assess whether the work of its compensation consultants has raised any conflict of interest that must be disclosed in our annual report and Proxy Statement.

The Compensation Committee has the authority to delegate any of its responsibilities to the committee’s Chair, another Compensation Committee member or a subcommittee of Compensation Committee members, unless prohibited by law, regulation or any NASDAQ listing standard.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It

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uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under an engagement letter that the Compensation Committee reviews at least annually.

Since September 2009, the Compensation Committee has retained Compensation Advisory Partners, LLC (“CAP”) as its independent compensation consultant, and the Compensation Committee annually reviews CAP’s engagement. During 2014, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;

•	consulting with the Compensation Committee chair and other members between committee meetings;

•	providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay our Named Executive Officers (“NEOs”) (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how our peers compensate their executives;

•	assessing and recommending non-employee director compensation;

•	advising regarding plan design and the reasonableness of compensation;

•	analyzing “best practices” and providing advice about design of our annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our Compensation Survey Group and our Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance; and

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments.

For the year ended December 31, 2014, CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding executive and non-employee director compensation.

The Compensation Committee regularly reviews the current engagements and the objectivity and independence of the advice that CAP provides to the Compensation Committee on executive and non-employee director compensation. The Compensation Committee considered the six specific independence factors adopted by the SEC and NASDAQ and determined that CAP is independent and that CAP’s work did not raise any conflicts of interest.

Limited Role of Executive Officers in the Determination of Executive Compensation and Non-Employee Director Compensation

•	Each year, our CEO presents compensation recommendations for her direct reports and our other executive officers, including the NEOs. The Compensation Committee reviews and discusses these recommendations with the CEO, but retains full discretion over these compensation actions.

•	Our CEO does not make recommendations or participate in deliberations regarding her own compensation.

•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2014, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and other employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” we design our compensation to incentivize executives and other employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. Our compensation design discourages our executives and other employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long-term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;

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•	weighting executive compensation heavily toward long-term incentive compensation to encourage sustainable shareholder value and accountability for long-term results;

•	using multiple relevant performance measures in our incentive plan designs, so that executives do not place undue importance on one measure which could distort the results that we want to incent;

•	weighting business and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;

•	capping the amount of incentives that may be awarded or granted;

•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

•	requiring our top executives to hold a significant amount of their compensation in Company stock and prohibit them from hedging, pledging or engaging in short sales of their stock;

•	not using employment contracts;

•	not backdating or re-pricing option grants; and

•	not paying severance benefits on change in control unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

In addition, our Audit Committee oversees our ethics and compliance programs that educate executives and other employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed the Compensation Committee’s risk analysis, including the underlying procedures, and confirmed the Compensation Committee’s conclusion below.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Non-Employee Directors

Any director who also is an employee of Mondelēz International receives no compensation for service as a director. Currently, Irene B. Rosenfeld is the only director who is an employee of the Company.

We strive to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. In order to ensure that the compensation offered is sufficient to meet this objective, our Compensation Committee periodically reviews non-employee director compensation. As in prior years, during 2014, the Compensation Committee used data provided by CAP to benchmark our non-employee director compensation against our Compensation Survey Group and compensation paid to non-employee directors of Fortune 100 companies to assess the appropriateness of the form and amount of non-employee director compensation and to make recommendations to the Board concerning such compensation.

Summary of Compensation Elements During 2014

Annual Compensation Elements
Board Retainer	$110,000
Lead Director Retainer	$30,000
Audit Committee Chair Retainer	$20,000
Human Resources and Compensation Committee Chair Retainer	$20,000
Governance, Membership and Public Affairs Committee Chair Retainer	$15,000
Finance Committee Chair Retainer (effective January 2015)	$15,000
Annual Equity Grant Value	$145,000

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Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. Pursuant to the Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors, they can defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts that mirror certain of the investment options under the Mondelēz Global LLC Thrift 401(k) Plan. If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director a prorated retainer based on the number of days remaining in the calendar year.

Equity Compensation – Annual Equity Grant

Annual equity grants are made following the annual meeting of shareholders.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), the director receives a prorated equity grant upon appointment. We calculate the value of prorated grant using this ratio: the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Non-employee director annual equity grants are made in the form of vested deferred stock units. Distribution of actual shares occurs six months after the director ends his or her service as a director. When the Company pays a dividend on the Company’s common shares, we accrue the value of the dividends that the Company would have paid on the deferred stock units. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accrued value.

Stock Holding Requirement

To align further the interests of our non-employee directors with our shareholders, we require our non-employee directors to hold shares of our common stock in an amount equal to five times the annual Board retainer (i.e., $550,000) within five years of becoming a director. If a non-employee director does not meet the stock ownership requirement within that timeframe, the Lead Director will consider the non-employee director’s particular situation and may take action, as he deems appropriate. On March 11, 2015, each director who has served for at least five years met or exceeded this requirement.

Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in a Mondelēz International Foundation Matching Gift program. Each year, the Foundation will generally match up to $15,000 in contributions by a non-employee director to a 501(c)(3) non-profit organization(s). For 2014, the Foundation offered a two-for-one match promotion under which the Foundation contributed amounts over this general annual limit to non-profit organizations.

2014 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Bollenbach, Stephen F.	110,000	145,026	—	255,026
Booth, Lewis W.K.	110,000	145,026	10,000	265,026
Juliber, Lois D.	130,000	145,026	27,500	302,526
Ketchum, Mark D.	155,000	145,026	10,000	310,026
Mesquita, Jorge S.	110,000	145,026	—	255,026
Neubauer, Joseph	12,255	84,591	—	96,846
Peltz, Nelson	103,889	205,451	—	309,340
Reynolds, Fredric G.	130,000	145,026	20,000	295,026
Siewert, Patrick T.	110,000	145,026	3,000	258,026
Simmons, Ruth J.	110,000	145,026	40,000	295,026
Tata, Ratan N.	110,000	145,026	—	255,026
van Boxmeer, Jean-François M. L.	110,000	145,026	—	255,026

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(1)	Includes all retainer fees earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors. Non-employee directors do not receive meeting fees.
(2)	The amounts shown in this column represent the full grant date fair value of the deferred stock unit grants in 2014 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2014 Non-Employee Director Equity Awards Table below provides further detail on the non-employee director grants made in 2014 and the number of stock awards and stock options outstanding as of December 31, 2014.
(3)	Represents Foundation contributions made as part of the Company’s Foundation Matching Gift Program. Annual match limits are based on gift date, not the match date by the Foundation. As such, the amounts reflected may be representative of gifts that were made in prior years, but not matched by the Foundation until 2014.

Non-Employee Director Equity Awards Table

Name	Stock Awards Granted in 2014: Number of Units (#)	Stock Awards Granted in 2014: Award Date Fair Value of Units(1) ($)	Total Outstanding Units Awarded as of December 31, 2014 (#)
Bollenbach, Stephen F.	3,854	145,026	11,800
Booth, Lewis W.K.	3,854	145,026	11,800
Juliber, Lois D.	3,854	145,026	31,427
Ketchum, Mark D.	3,854	145,026	35,781
Mesquita, Jorge S.	3,854	145,026	12,124
Neubauer, Joseph(2)	2,169	84,591	2,169
Peltz, Nelson(3)	5,609	205,451	5,662
Reynolds, Fredric G.	3,854	145,026	31,427
Siewert, Patrick T.	3,854	145,026	11,938
Simmons, Ruth J.	3,854	145,026	11,800
Tata, Ratan N.	3,854	145,026	8,713
van Boxmeer, Jean-François M. L.	3,854	145,026	17,252

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock units granted in 2014 as computed in accordance with FASB ASC Topic 718.
(2)	In accordance with our policy (described above), Mr. Neubauer received a prorated deferred stock unit grant of 2,169 units in connection with his appointment as a director effective November 21, 2014.
(3)	In accordance with our policy (described above), Mr. Peltz received two deferred stock unit grants in 2014. In connection with his appointment as a director effective January 21, 2014, he received a prorated deferred stock unit grant of 1,755 units and his second grant, received simultaneously with all of the other non-employee directors in connection with the 2014 annual meeting of shareholders, was the annual deferred stock unit grant of 3,854 units on May 21, 2014.

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Compensation Discussion and Analysis

In the Overview section of our Compensation Discussion and Analysis (“CD&A”), we highlight:

•	How our financial performance impacted our NEOs’ annual and long-term incentive compensation awards;

•	Changes to our 2014 and 2015 executive compensation programs;

•	The results of our 2014 Say on Pay shareholder advisory vote; and

•	Our 2014 NEOs, including executive changes made during the year.

In the remainder of this CD&A, we describe:

•	How our executive compensation design principles and governance practices align with our shareholders’ interests;

•	The rationale supporting our executive compensation program design;

•	Our individual executive compensation program elements;

•	Compensation paid to our NEOs in 2014; and

•	Our clawback, trading restrictions and anti-hedging, anti-pledging and compensation deductibility policies.

Overview

How our Financial Performance Impacted our NEOs’ Annual and Long-Term Incentive Compensation Awards

2014 Annual Cash Incentive Program Awards

As illustrated below, we achieved the maximum rating (180%) on two of the three performance targets established by our Compensation Committee under our 2014 Annual Cash Incentive Program– Adjusted Earnings Per Share (“EPS”) stated at 2014 Plan Rates and Defined Free Cash Flow. On the third metric, Organic Net Revenue Growth, our performance (67% rating), while below target, was consistent with the average of our Performance Peer Group (as defined below). The market share change overlay (new for 2014 and discussed in greater detail below) reduced our overall rating by 10 percentage points (“pp”). After taking the reduction for the market share change overlay into account, our performance resulted in an above target rating of 125%.

See “– Description of Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “– Description of Individual Executive Compensation Program Elements – Annual Cash Incentive Program” for more information about our Annual Cash Incentive Program, including our performance targets under the program.

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2012-2014 Performance Cycle Awards

Due to the spin off of our North American grocery business, Kraft Foods Group, Inc., to our shareholders on October 1, 2012 (the “Spin-Off”), the 2012-2014 performance cycle for our performance share unit grants consisted of two performance periods: the nine month period from the start of the performance cycle to the Spin-Off (the “Pre Spin-Off Period”) and the twenty-seven month period from the Spin-Off through the end of the performance cycle (the “Post Spin-Off Period”).

As illustrated below, we achieved solid annualized total shareholder return (share price appreciation plus dividends) (“TSR”) relative to the median of the applicable Performance Peer Group (“Annualized Relative Total Shareholder Return”) for both the Pre Spin-Off Period (197% rating) and Post Spin-Off Period (124% rating); strong Adjusted EPS Growth for both the Pre Spin-Off Period (200% rating, the maximum) and Post Spin-Off Period (200% rating, the maximum); and modest Organic Net Revenue Growth for both the Pre Spin-Off Period (80% rating) and Post Spin-Off Period (0% rating). Overall, we achieved a weighted average performance rating of 126% of target for the 2012-2014 performance cycle.

See “– Description of Individual Executive Compensation Program Elements – Financial Measure Definitions” for definitions of these performance measures and “ – Description of Individual Executive Compensation Program Elements – Equity Program” for more information about our performance share units, including the performance targets.

Changes to our 2014 Executive Compensation Program/Preview of our 2015 Equity Program Change

Our Compensation Committee regularly assesses our executive compensation program in light of our strategy, market practices and shareholder feedback. In 2014, we made changes to our executive compensation program. The changes took into account shareholder feedback and better align our executive compensation program with our strategies and objectives. Additionally, in 2015, we changed our annual equity program. We summarize the changes below.

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2014 Executive Compensation Program Changes

Program	Change	Rationale
2014 Annual Cash Incentive Program	Added a market share change overlay. Depending on the market share increase or decrease in our key markets and categories, the overlay may increase or decrease the final rating by 10 pp.	Aligns our NEOs’ compensation with our performance against our competitors in key markets and categories.
2014-2016 Performance Share Unit Grant	Changed metrics. Replaced “Adjusted EPS Growth” metric with “Adjusted Return On Invested Capital Increase”.	Aligns our NEOs’ compensation with our performance against a metric used by investors to evaluate our return on capital performance and stresses the importance of our continued focus on asset and cash management.

2015 Equity Program Change

For the past seven years through 2014, we allocated the total target grant value to senior executives under our annual equity program as follows: 50% performance share units; 25% non-qualified stock options; and 25% restricted stock. As illustrated below, beginning with grants under our 2015 equity program, to further link pay to performance, we will allocate 75% of the total target grant value to performance share units and 25% to non-qualified stock options. We intend to no longer grant time-based restricted stock to senior executives as part of our annual equity program.

Equity Vehicle	2014 Equity Program	2015 Equity Program
Performance Share Units	50%	75%
Non-Qualified Stock Options	25%	25%
Restricted Stock	25%	0%

Our Executive Compensation Program Received Strong Shareholder Support

More than 95% of the votes cast in our 2014 shareholder advisory Say on Pay vote supported our executive compensation program. Similarly, in 2014, more than 95% of votes cast approved our Amended and Restated 2005 Performance Incentive Plan. As evidenced by these strong levels of support, we believe our shareholders generally support our overall compensation principles, programs and practices. Therefore, no changes were made to our executive compensation program in response to the 2014 shareholder advisory Say on Pay vote.

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Our 2014 NEOs

Our 2014 NEOs are:

Name	Title(1)
Irene Rosenfeld	Chairman and Chief Executive Officer (“CEO”)
Brian Gladden	Executive Vice President (effective October 13, 2014) and Chief Financial Officer (effective December 1, 2014)
David Brearton	Executive Vice President, Strategic Initiatives (prior to December 1, 2014, Mr. Brearton was our Executive Vice President and Chief Financial Officer)
Gustavo Abelenda	Executive Vice President and President, Latin America
Mark Clouse	Executive Vice President and Chief Growth Officer (effective July 31, 2014) & Executive Vice President and President, North America
Timothy Cofer	Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa
Mary Beth West(2)	Former Executive Vice President and Chief Category and Marketing Officer

(1)	Reflects each NEO’s title as of December 31, 2014.

(2)	In 2014, we announced that Mary Beth West, former Executive Vice President and Chief Category and Marketing Officer, will depart from the Company. It is anticipated that she will depart in September 2015 following a successful transition of her duties. Ms. West is an NEO due to her 2014 compensation levels.

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Our Executive Compensation Design Principles and Governance Practices

Our executive compensation design principles and compensation governance practices reflect best practices to protect and promote our shareholders’ interests.

Design Principles.

What we do:	What we don’t do:

☑       Link pay to performance. We reward our NEOs

based upon the value they add.

☑      Put pay at risk based on performance. 84% of our CEO’s pay and 74% of our other

NEOs’ pay is at-risk.

☑       Target pay at the median of our peer group. We

compensate fairly and competitively.

☑      Set meaningful performance goals at the

beginning of performance cycles.

☑      Intend that performance-based compensation

qualify for a tax deduction under Section 162(m) of

the Code.

☒ Incent short-term results to the detriment of long- term goals and results. ☒ Incent excessively risky business strategies.

Governance Practices.

What we do:	What we don’t do:

☑       Require significant stock ownership. Our stock

ownership guidelines are generally comparable

to, or more stringent than, those of our

Compensation Survey Group companies.

☑       Require executives to retain equity compensation.

We require our NEOs to hold for one year net

shares awarded and net shares acquired upon the

exercise of stock options.

☑       Provide for “clawbacks”. We can recoup incentive

compensation upon certain financial restatements.

☑      Prohibit hedging, pledging and short sales.

☑       The Compensation Committee retains an

independent compensation consultant. The

consultant does no work for the Company other

than advising the Compensation Committee.

☒       Provide NEOs with tax gross-ups for perquisites or

upon a change in control. Taxes are our NEOs’

responsibility.

☒        Re-price underwater stock options. We do not re-

price outstanding stock options, whether vested or

unvested.

☒        Pay dividends on unvested performance share units

unless and until shares are earned. We do not pay

accrued dividend equivalents unless and until the

applicable performance targets are met and we

award shares.

☒        Enter into employment agreements with our NEOs.

We neither enter into employment agreements with

our NEOs, nor guarantee salary increases.

☒        Provide separate, enhanced benefit plans for our

NEOs. Our NEOs generally participate in the same

retirement, health and welfare plans broadly

available to salaried employees.

☑       Perform an annual compensation risk assessment.

☑       Engage with shareholders. Regularly engage

shareholders through individual and small-group

meetings and major investor conferences.

☑       Limit perquisites. We offer perquisites comparable

to those provided by our Compensation Survey

Group.

☑      Pay severance and vest equity upon a “double

trigger” in the event of a change in control. “Double

trigger” requires both a change in control and

termination of the executive’s employment without

cause or for good reason.

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How We Design our Executive Compensation Program

In overseeing our executive compensation program, our Compensation Committee focuses on the following primary program goals:

1.	attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	support business strategies that promote superior long-term shareholder returns;

3.	align pay and performance by making a significant portion of our NEOs’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	align our NEOs’ and shareholders’ interests through equity-based incentive grants that link executive compensation to sustained and superior TSR and stock ownership guidelines.

We design our executive compensation program to achieve these goals by:

Using a Mix of Fixed and Variable Compensation. We heavily weight the mix toward variable compensation for our NEOs to attract, retain and motivate top-performing executives, as well as to appropriately align compensation levels with achieving relevant financial and strategic goals.

Using a Mix of Equity and Cash Incentives. We heavily weight the mix toward equity to focus NEOs on achieving long-term TSR that exceeds our peers’ median and to align with the interests of our shareholders.

Compensating based on Individual Performance and Potential. We generally consider individual performance in making compensation decisions. We also consider an executive’s potential for advancement in making equity grants (other than performance share unit grants).

Requiring NEOs to be Significant Shareholders. We require our NEOs to:

•	Own specified levels of Company stock to align their interests with those of our shareholders.

•	Hold for one year net shares (after taxes and the payment of any exercise price) received upon the exercise of stock options, the removal of restrictions on restricted stock and the award of Company shares related to performance share units.

Annually Benchmarking our Compensation Against Relevant Comparators. We use two separate groups of companies to benchmark the compensation that we offer to our NEOs and the performance that impacts our NEOs’ compensation:

•	Our Compensation Survey Group (global peers of similar size who are primarily consumer-facing); and

•	Our Performance Peer Group (industry peers).

With CAP’s input, the Compensation Committee reviews the composition of these comparator groups to ensure the composition of each remains appropriate. See “– Composition and Purpose of our Compensation Survey Group” and “– Composition and Purpose of our Performance Peer Group” below for additional information.

Paying competitively. Each year, we compare our compensation programs with those of our Compensation Survey Group. We assess whether our executive compensation and target compensation levels are consistent with market practice. In addition, we compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers.

Composition and Purpose of our Compensation Survey Group

In constructing our Compensation Survey Group, our Compensation Committee considers global, top-tier companies with the following attributes:

•	Similar revenue size

•	Similar market capitalization

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•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies

•	Recognized for their industry leadership and brand recognition

•	Executive positions similar in breadth, complexity and/or scope of responsibility

•	Competitors for executive talent

The Compensation Committee also considers companies outside the consumer products industry based on the following criteria:

•	Revenue above $35 billion

•	Strong global presence

•	World-class marketing capabilities specifically focused on the consumer

•	Manufacturing companies

•	Multiple lines of business

Based on these characteristics and input from CAP and management, our Compensation Committee selected the following companies for our 2014 Compensation Survey Group, which was unchanged from 2013. The median annual revenue of these companies is $33.6 billion, which is slightly lower than our 2014 revenue.

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
Danone S.A.	PepsiCo, Inc.
The Dow Chemical Company	Pfizer Inc.
E. I. du Pont de Nemours and Company	Philip Morris International Inc.
General Mills, Inc.	The Procter & Gamble Company
Johnson & Johnson	Unilever plc
Kellogg Company	United Parcel Service, Inc.

Competitive Positioning

In determining appropriate compensation levels for our NEOs, our Compensation Committee reviews compensation levels for similarly situated executives at companies in our Compensation Survey Group. Aon Hewitt (“Aon”) provides the compensation data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

Our Compensation Committee’s compensation strategy is to benchmark total direct compensation (at target), including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Group. Company and individual performance will determine whether actual compensation received is above or below the Compensation Survey Group median.

To further validate our compensation levels, using data provided by CAP, our Compensation Committee retrospectively evaluates how well we aligned pay-for-performance compared with our Compensation Survey Group.

Composition and Purpose of our Performance Peer Group

Companies primarily focused on the production and marketing of food and non-alcoholic beverages comprise our 2014 Performance Peer Group listed below, which was unchanged from 2013. Because we directly compete with these companies, comparing our performance with the group’s median performance provides a valuable measure of our performance. Specifically, we compare our annualized TSR with the median annualized TSR of our Performance Peer Group to assess our results on the TSR performance measure for our performance share units. This group is

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less relevant when we compare compensation levels for certain executive positions because differences in size and complexity reduce comparability.

Campbell Soup Company	Kellogg Company
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
Danone S.A.	The Procter & Gamble Company
General Mills, Inc.	Unilever plc
The Hershey Company

Our Performance Peer Group consists of 11 companies, 9 of which are also in our Compensation Survey Group. They differ because companies in our Performance Peer Group are primarily in the food and non-alcoholic beverage industry. Also, we include companies in our Performance Peer Group regardless of revenue size or market capitalization.

Overall Compensation Mix

These charts compare the 2014 total target compensation mix for our CEO and, on average, our other NEOs (excluding Mr. Brearton because his new role lacks comparators) with the average of the companies in our Compensation Survey Group. The charts show that our target compensation mix aligns well with that of our Compensation Survey Group.

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Overview of 2014 Executive Compensation Program Elements

This table identifies and describes the specific elements of our 2014 executive compensation program for our NEOs, including each element’s program objectives. A more detailed discussion of these elements, including definitions of the financial measures used in our Annual Cash Incentive Program and grants of performance share units, follows this table. We discuss individual compensation decisions under “– Compensation Paid to our Named Executive Officers in 2014.”

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on the NEO’s role, responsibilities, market data and individual performance.	• Attract and retain talent • Drive top-tier performance – Through individual contribution
Annual Cash Incentive Program	Annual incentive with target award amounts for each NEO. Actual cash awards may be higher or lower than target, based on business and individual performance.	• Attract and retain talent • Drive top-tier performance – Across entire organization – Through individual contribution

Equity Program
Performance Share Units	Each NEO receives a grant of performance share units at the outset of a three-year performance cycle. Actual awards are determined at the end of the performance cycle by evaluating performance against pre-determined performance targets. Awards can be 0% to 200% of target, based on our performance. We deliver awards in Mondelēz International common stock.	• Attract and retain talent • Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Enhance stock ownership/align with shareholders’ interests
Restricted Stock	Each grant is based upon the NEO’s role, long-term performance and potential for advancement. Restricted stock 100% vests three years after the grant date. Restricted stock will not be part of the annual equity program beginning in 2015 for senior executives. However, we will continue to use it for specific retention efforts.	• Attract and retain talent • Drive top-tier performance – Through long-term individual contribution – Recognize advancement potential • Enhance stock ownership/align with shareholders’ interests
Non-Qualified Stock Options

Each grant is based upon the NEO’s role, long-term performance and potential for advancement. Non-qualified stock options (“NQSOs”) vest:

–       33% on the first and second anniversary of the grant date; and

–       34% on the third anniversary of the grant date.

•       Attract and retain talent

•       Drive top-tier performance

–       Through long-term individual contribution

–       Recognize advancement potential

•       Enhance stock ownership/align with shareholders’ interests

•       Link realized value to stock appreciation

Deferred Compensation and Executive Perquisites
Voluntary Non-Qualified Deferred Compensation Plan	Allows U.S. NEOs to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Attract and retain talent • Provide opportunity for future financial security
Executive Perquisites	Generally limited to executive physicals and a car and financial counseling allowance for all NEOs and, for the CEO only, personal use of the Company’s aircraft.	• Attract and retain talent • Support personal financial planning needs • Ensure CEO’s personal safety and facilitate efficiency

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Element	Description	Program Objectives
Retirement and Separation Benefits
Defined Benefit Program (i.e., Pension)	Generally, provides for the replacement of a portion of cash compensation (defined as base salary plus annual cash incentive award) after the NEO retires. We do not offer this program to any U.S. employees hired after 2008 and we will make no additional accruals after 2019 for current participants. In addition to the tax-qualified defined benefit program, we also provide a supplemental nonqualified defined benefit program to account for the qualified plan limits under the Code.	• Retain talent • Provide financial security to long-term service executive officers in retirement
Defined Contribution Program (i.e., 401(k) Savings)	Program under which Company matches U.S. NEO contributions up to a limit. Account balances are typically payable after an NEO terminates employment. We enhanced this program for U.S. employees hired after 2008 who are not eligible for the defined benefit program described above. In addition to the tax-qualified defined contribution program, we also provide a supplemental defined contribution program to account for certain deferral and compensation limits applicable to qualified plans under the Code.	• Attract and retain talent. Provide opportunity for financial security in retirement • Provide U.S. executive officers an additional means to meet stock ownership requirements
Change in Control Plan	Provides for severance benefits in the event an NEO is terminated without cause or resigns for good reason within a certain period of time after a change in control.	• Retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition

Other Benefits
Other Benefits	Health, welfare and other benefits.	• Attract and retain talent • Promote executive health • Provide death benefits to NEO’s beneficiaries

Description of Individual Executive Compensation Program Elements

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for our NEOs, our Compensation Committee generally targets base salary at or near the median of our Compensation Survey Group based on the executive’s corresponding role. Our Compensation Committee also considers a number of other factors when setting base salaries for our NEOs, including Company and individual performance, level of responsibility, potential to assume roles with greater responsibility and experience. The Compensation Committee reviews our NEOs’ salaries annually (or more often if there is a notable change in an executive officer’s role and responsibilities during the course of the year) and considers whether any increases are warranted. If so, salary increases are generally effective April 1 for all executive officers.

Annual Cash Incentive Program

We design our Annual Cash Incentive Program to motivate our NEOs and to reward them for delivering results above the threshold performance of our annual financial and strategic goals. The Compensation Committee sets the formula and each NEO’s target and maximum annual incentive opportunity at the beginning of the year. The Compensation Committee bases actual awards made to an NEO on our annual financial results and the NEO’s individual performance.

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Annual Cash Incentive Program Award Formula

The Compensation Committee used the formula below to determine awards made to NEOs under the 2014 Annual Cash Incentive Program. See “– Compensation Paid to our Named Executive Officers in 2014” for additional detail on the actual awards made to each NEO.

This chart describes the Annual Cash Incentive Program elements, except for base salary (discussed above).

Annual Cash Incentive Element	Key Provisions
Target Annual Incentive Opportunity

2014 target percentage of base salary reflects each NEO’s role and responsibilities.

•       Ms. Rosenfeld: 150%

•       Mr. Gladden: 100% (prorated for 2014 based on his October 13, 2014 hire date)

•       Mr. Brearton: 90%

•       All Other NEOs: 80%

2014 Corporate Rating Adjusted for Market Share Change Overlay

All NEO ratings align 100% to the corporate rating to reinforce and reward enterprise-wide collaboration and range from 0% to 180%.

In early 2014, the Compensation Committee approved the following performance measures to assess financial performance in determining the corporate rating:

Performance Measures	Weighting
Organic Net Revenue Growth	40%
Adjusted Earnings Per Share stated at 2014 Plan Rates	40%
Defined Free Cash Flow	20%

The Compensation Committee chose these performance measures to incent:

•       top line growth;

•       bottom line growth; and

•       positive cash flow.

Additionally, in 2014, the Compensation Committee added a market share change overlay to measure our performance against competitors in key markets and categories. Depending on actual performance, the market share change overlay adjusts the corporate rating in one of three ways: no change, 10 pp increase, or 10 pp decrease.

The Compensation Committee established the Annual Cash Incentive Program’s 2014 performance measures assuming a corporate rating of 100% if the Company met its targets. If performance exceeded or failed to meet the target performance measures, then correlating positive or negative adjustments would be made. See “– Financial Measure Definitions” for definitions of these performance measures.

Individual Performance Ratings	The 2014 potential individual performance ratings and payout ranges were:

Individual Performance Ratings	Incentive Payout Ranges as a Percent of Target
Outstanding	140% - 180%
Exceeded Expectations	115% - 135%
Achieved Expectations	90% - 110%
Partially Met Expectations	40% - 80%
Below Expectations	0%

The Compensation Committee determined Ms. Rosenfeld’s individual performance rating. Ms. Rosenfeld provided the Compensation Committee with an individual performance assessment and rating recommendation for each of the other NEOs. The Compensation Committee reviewed and discussed those recommendations before determining the individual performance ratings of each of the other NEOs. In assessing individual performance, Ms. Rosenfeld and the Compensation Committee considered the NEO’s contributions, such as operational efficiency, enterprise leadership, quality of financial results, talent management and diversity of employees. See “– Compensation Paid to our Named Executive Officers in 2014” below for additional discussion about 2014 individual performance ratings.

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2014 Corporate Rating

To determine NEO awards, our Compensation Committee evaluated our actual 2014 results against our 2014 performance goals:

Performance Measures	Weighting	Performance Goals			Performance Results
		Threshold	Target	Maximum	2014 Actual	Performance Rating
Organic Net Revenue Growth	40%	1.6%	4.1%	6.6%	2.4%	67%
Adjusted EPS stated at 2014 Plan Rates	40%	$1.69	$1.78	$1.87	$1.90	180%
Defined Free Cash Flow*	20%	$1,955	$2,300	$2,875	$2,924	180%
Market Share Change Overlay(1)	–				(33)bps	(10)p	p
Actual Corporate Rating						125%

*	U.S. dollars in millions

(1)	The market share change overlay reflects our net revenue weighted market share change in our global categories, including biscuits, chocolate, gum and candy, and major regional categories, including coffee and cream cheese in Europe, powdered beverages in Latin America and Asia Pacific, and coffee in Eastern Europe, Middle East and Africa. A market share decrease of more than 10 basis points (“bps”) results in a 10 pp decrease to the performance rating, while an increase of more than 35 bps results in a 10 pp increase to the performance rating. For 2014, our market share decreased more than 10 bps resulting in a 10 pp decrease to the performance rating, as reflected in the table above.

The Compensation Committee retains discretionary authority to adjust the actual corporate rating (up or down) by as much as 25 pp to recognize more subjective, less quantifiable factors—such as how well we performed based on innovation, portfolio management, talent management and the quality of our results. The Compensation Committee did not exercise this authority to adjust the 2014 rating.

Equity Program

We design our equity grants to align our executive officers’ and shareholders’ interests. For our 2014 equity program, the Compensation Committee continued to use the mix it has used since 2008, which is 50% performance share units, 25% restricted stock and 25% NQSOs.

Performance Share Units

The Compensation Committee grants performance share units to motivate executives to achieve our long-term financial goals and deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year performance cycle. The grants made in 2014 are for the three-year period ending December 31, 2016, and the 2014-2016 and 2012-2014 outstanding performance cycles are discussed in greater detail below. At the end of the three-year performance cycle, the Compensation Committee will only award shares if results meet or exceed the performance thresholds it set at the beginning of the cycle. The number of shares awarded to an executive

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depends on the achievement of key financial measures and annualized TSR relative to the median of our Performance Peer Group. An award generally occurs in the first quarter following the end of the performance cycle, provided the Compensation Committee certifies performance at or above threshold levels.

To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final business performance rating for a performance cycle (up or down) by as much as 25 pp, allowing the Compensation Committee to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. The Compensation Committee did not exercise its discretion to make a limited adjustment for the 2012-2014 performance cycle. The Compensation Committee does not consider an NEO’s individual contributions as the basis for an award; awards related to performance share units are based solely on how the Company performed against performance targets.

Dividend equivalents are not paid or accrued on unvested performance share units for grants made prior to 2013. For grants made in 2013 and 2014, dividend equivalents accrue during the performance period and will be paid out in cash in the first quarter following the award date based on the actual share award.

The Compensation Committee uses the following formula to determine actual awards for participants, including our NEOs. Other than base salary, each element of this formula is discussed below.

2014-2016 Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity

Each NEO receiving a grant (which excludes Mr. Gladden due to his hire date) was assigned a target number of performance share units based on a percentage of his or her base salary at the beginning of the performance cycle (January 1, 2014). The percentages of base salary for the NEOs (except Mr. Gladden) were as follows:

• Ms. Rosenfeld: 350%
• Mr. Brearton: 170%
• All Other NEOs: 130%
Following the end of the performance cycle, the number of shares actually awarded may range from 0% to 200% of the target number of performance share units granted based on the business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:
	Measures	Weighting
	Organic Net Revenue Growth	25%
	Adjusted Return on Invested Capital (“ROIC”) Increase (new for the 2014-2016 performance cycle)	25%
	Annualized Relative Total Shareholder Return	50%
	See “– Financial Measure Definitions” for definitions of the above measures.

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For performance share units with a 2014-2016 performance cycle, the target objective set for Annualized Relative Total Shareholder Return is the median of the Performance Peer Group. We set our financial performance targets for Organic Net Revenue Growth and Adjusted ROIC Increase taking into consideration our long-term strategy. We do not publicly disclose specific financial performance targets on a prospective basis. Revealing these specific targets prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby potentially harming us competitively. The financial performance targets are designed to be challenging, and there is a risk that awards will not be made at all or will be made at less than 100% of the target award level.

We base cash awards under our Annual Cash Incentive Program and share awards for our performance share units in part on our Organic Net Revenue Growth. However, the Compensation Committee uses a different benchmark to measure performance for each. For the Annual Cash Incentive Program, the Compensation Committee measures Organic Net Revenue Growth based on our annual operating targets. In contrast, when setting our Organic Net Revenue Growth target for the 2014-2016 performance cycle, the Compensation Committee considered our long-term strategy. The Compensation Committee believes the use of these different targets focuses our executives on critical internal drivers, both in the short- and long-term, and that the different targets for each, when combined, closely correlate with shareholder value. Additionally, the majority of any cash award under our Annual Cash Incentive Program or share award for the 2014-2016 performance cycle is based on separate independent performance measures, as Organic Net Revenue Growth is weighted 40% for our Annual Cash Incentive Program and 25% for our 2014-2016 performance cycle.

2012-2014 Performance Cycle

In connection with the Spin-Off, the Compensation Committee adjusted each outstanding performance share unit for the 2012-2014 performance cycle using a conversion ratio of 1.5266. Without this adjustment, the Spin-Off would have adversely affected executives’ outstanding performance share unit grants. The adjustment normalized the potential value of each Post Spin-Off performance share unit with that of each Pre Spin-Off performance share unit because, unlike an outstanding share of restricted stock or non-qualified stock option, a performance share unit did not provide a holder with any value relating to the Spin-Off.

Our Compensation Committee determined the share award for the 2012-2014 performance cycle based on a weighted average performance rating that included the Company’s performance during both the Pre Spin-Off Period and Post Spin-Off Period. For both periods, the Compensation Committee used the same performance measures and weightings of key financial goals (Organic Net Revenue Growth and Adjusted EPS Growth) and Annualized Relative Total Shareholder Return goals. However, the Compensation Committee did adjust the targets for the Post Spin-Off Period to reflect our Post Spin-Off attributes. With regard to determining our Annualized Relative Total Shareholder Return performance, we used our Pre Spin-Off Performance Peer Group, which consisted of the following companies, to assess results until the Spin-Off:

Campbell Soup Company	The Hershey Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
Danone S.A.	PepsiCo, Inc.
General Mills, Inc.	Unilever plc
H. J. Heinz Company

For the Post Spin-Off Period, we assessed Annualized Relative Total Shareholder Return performance against the 2014 Performance Peer Group, which consists of each of the companies above except H.J. Heinz Company, because it ceased to be a public company in 2013 (the “Post Spin-Off Performance Peer Group”).

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The following chart reflects the key financial measures, weightings and performance standards that the Compensation Committee set for the Pre Spin-Off Period. It also reflects our actual performance for the Pre Spin-Off Period and the resulting performance rating approved by the Compensation Committee for the Pre Spin-Off Period.

		2012-2014 Performance Cycle Results (January 2012-September 2012 Pre Spin-Off Period)
Key Performance Measures(1)	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth	25%	3.0%	4.5%	7.5%	3.9%	80%
Adjusted Earnings Per Share Growth	25%	5.0%	7.0%	11.0%	12.2%	200%
Annualized Relative Total Shareholder Return(2)	50%	25th percentile	At median	90th percentile	89th percentile	197%
Actual Pre Spin-Off Period Business Performance Rating						168%

(1)	See definitions under “– Financial Measure Definitions”.

(2)	Annualized Relative Total Shareholder Return is based on our Pre Spin-Off Performance Peer Group.

The following chart reflects the key financial measures, weightings and performance standards that the Compensation Committee set for the Post Spin-Off Period. It also reflects our actual performance for the Post Spin-Off Period, the resulting performance rating approved by the Compensation Committee for the Post Spin-Off Period and the weighted average overall performance rating.

		2012-2014 Performance Cycle Results (October 2012-December 2014 Post Spin-Off Period)
Key Performance Measures(1)	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth	25%	4.0%	5.5%	8.0%	3.2%	0%
Adjusted Earnings Per Share Growth	25%	5.5%	7.5%	11.5%	16.1%	200%
Annualized Relative Total Shareholder Return(2)	50%	25th percentile	At median	90th percentile	62nd percentile	124%
Actual Post Spin-Off Period Business Performance Rating						112%

Overall 2012-2014 Performance Rating						126%

(1)	See definitions under “– Financial Measure Definitions”.

(2)	Annualized Relative Total Shareholder Return is based on our Post Spin-Off Performance Peer Group.

Based on target awards as a percent of salary and the weighted average overall rating of 126% of target, the share award (before taxes) for each of our NEOs was as follows:

Name(1)	Target Award(2)	Share Award(3)
Ms. Rosenfeld	325% of base salary	257,546
Mr. Brearton	170% of base salary	56,495
Mr. Abelenda	85% of base salary	22,833
Mr. Clouse	85% of base salary	17,388
Mr. Cofer	130% of base salary	34,894
Ms. West	130% of base salary	43,876

(1)	Because Mr. Gladden was hired on October 13, 2014, he did not receive a grant or an award for the 2012-2014 performance cycle and therefore he is not included in the table above.

(2)	Target percentage of base salary is determined at the beginning of the 2012-2014 performance cycle.

(3)	Shares awarded are based on the number of converted performance share units following the Spin-Off, as discussed under “– 2012-2014 Performance Cycle.”

Restricted Stock and Non-Qualified Stock Options

In 2014, we delivered 25% of our NEOs’ total target grant value in restricted stock and 25% in NQSOs. This equity mix balances the retention value of restricted stock with the performance-related value of NQSOs. To maintain this balance, based on a Black-Scholes valuation, the Compensation Committee maintained the ratio of restricted stock grants to NQSO grants at one to five, the same ratio used in 2013. U.S. employees on international assignment,

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such as Mr. Cofer, receive grants of deferred stock units instead of restricted stock, which have the same vesting schedule as restricted stock. We pay dividends on unvested restricted stock and dividend equivalents on deferred stock units at a similar time and the same rate as dividends paid on Mondelēz International common stock generally.

The Compensation Committee bases grant ranges for restricted stock and NQSOs on an analysis of competitive market practice, with the midpoint of the equity grant ranges, inclusive of the value of the target performance share units, approximately equal to the total long-term incentive median of our Compensation Survey Group. It may make an equity grant of restricted stock and NQSOs above or below the midpoint based on its qualitative review of the executive officer’s individual performance and its evaluation of the executive officer’s potential to assume roles with greater responsibility. Generally, the aggregate grant value for restricted stock and NQSOs is between 50% and 150% of the midpoint. All annual equity grants made to our NEOs in 2014 fell within that range.

The table below shows the NEO grant value ranges for restricted stock and NQSOs for the 2014 annual equity grant on February 19, 2014.

	Grant Value Ranges(1),(2)
Name	Threshold ($)	Midpoint ($)	Maximum ($)
Ms. Rosenfeld	$2,081,500	$4,163,000	$6,244,500
Mr. Brearton	$550,000	$1,100,000	$1,650,000
Mr. Abelenda	$350,000	$700,000	$1,050,000
Mr. Clouse	$350,000	$700,000	$1,050,000
Mr. Cofer	$350,000	$700,000	$1,050,000
Ms. West	$350,000	$700,000	$1,050,000

(1)	Ranges include threshold through maximum grant values. The Compensation Committee may also make a grant below the threshold.

(2)	Because Mr. Gladden was hired on October 13, 2014, he did not receive a 2014 annual equity grant and therefore is not included in the table above. However, Mr. Gladden did receive sign-on equity grants in connection with his commencement of employment as discussed in “–Compensation Paid to our Named Executive Officers in 2014 – Mr. Gladden” below.

We present actual equity grants in the 2014 Grants of Plan-Based Awards table under “Executive Compensation Tables” in this Proxy Statement. The annual grant date for restricted stock and NQSOs is pre-determined based on the scheduled date of the Compensation Committee meeting following the release of our annual financial results. The exercise price for the annual 2014 NQSO grants was determined on the date the Compensation Committee approved the grants and was the average of the high and low trading prices on that date.

2012 CEO Equity Grant

In December 2012, the Compensation Committee made Ms. Rosenfeld a special equity grant. The grant consisted of restricted stock (20% of grant), which fully vests on December 19, 2015, and performance-contingent restricted stock units (80% of grant). The performance-contingent restricted stock units hinged on Ms. Rosenfeld satisfying specified retention requirements and the Mondelēz International share price exceeding specific price thresholds for a minimum of 10 consecutive trading days. During 2013, the first two share price thresholds ($31.12 and $33.72) were met and, in 2014, the final share price threshold ($36.31) was met. Even though all share price thresholds have been met, Ms. Rosenfeld will not receive any award of Company shares in connection with the performance-contingent restricted stock units prior to December 19, 2015. Like all NEO equity awards, shares awarded to Ms. Rosenfeld under the special equity grant are subject to the minimum one-year holding requirement described in greater detail below. In addition, Ms. Rosenfeld is subject to more stringent holding requirements for the last tranche of shares awarded under the performance-contingent restricted stock units (equal to 37.5% of the grant), as she must hold those shares for at least one year after she ceases to be CEO.

Requiring Stock Ownership

To further align our NEOs’ and our shareholders’ interests, and to incent our NEOs to focus on shareholder interests, the Compensation Committee requires each executive to acquire and hold a significant amount of our common stock. The following chart summarizes our stock ownership and holding requirements. We believe our stock ownership requirements are comparable to, or are more stringent than, stock ownership requirements of the majority of our Compensation Survey Group. We regularly monitor compliance with these levels. As of March 1, 2015, each of our NEOs satisfied the ownership and holding requirements described below, except for Mr. Gladden. He has five years from his October 13, 2014 hire date to comply.

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Key Provisions	Explanation of Key Provisions
Ownership Requirement	• Eight times salary for our CEO. • Four times salary for our other NEOs.
Time to Meet Requirements	• Five years from employment date or three years from promotion to executive level subject to requirements.
Shares Included As Ownership

•       Mondelēz International common stock, including sole ownership, direct purchase plan shares, qualified savings plans, restricted stock, deferred stock units and accounts over which the executive has direct or indirect ownership or control.

•       Excludes unexercised Mondelēz International stock options and outstanding performance share units.

Holding Requirements

•       Until they meet stock ownership guidelines, our NEOs must hold 100% of all shares acquired under our equity program (including stock after the restrictions have lapsed, shares awarded for our vested deferred stock units, shares acquired upon exercise of a NQSO and shares awarded for our performance share units), net of shares withheld for taxes or payment of exercise price.

•       Once an NEO meets stock ownership requirements, assuming he or she is also an executive officer, the NEO must hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or receipt of shares awarded under our equity program.

Financial Measure Definitions

While we report our financial results in accordance with U.S. GAAP, we use non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. Therefore, we also base financial targets for our Annual Cash Incentive Program and grants of performance share units on non-GAAP and other financial measures. The chart below describes adjustments to the related GAAP measure and our reasons for using these measures. (See our Annual Report on Form 10-K for the year ended December 31, 2014, for additional information on our Non-GAAP Financial Measures and definitions of terms used in the Definitions column below.)

Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale
Organic Net Revenue Growth

Net revenues, excluding the impacts of:

•       acquisitions,

•       divestitures (including businesses under sales agreements and exits of major product lines under a sales or licensing agreement),

•       Integration Program costs (defined as the costs associated with combining Mondelēz International and Cadbury businesses, and separate from those costs associated with the acquisition),

•       accounting calendar changes, and

•       currency rate fluctuations (calculated based on prior year rates).

Reflects the growth rates for our base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).

Adjusted Earnings Per Share(1) Adjusted Earnings Per Share Growth(1) Adjusted Earnings Per Share stated at 2014 Plan Rates(1)

Diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•       Spin-Off Costs,

•       pension costs related to the obligations transferred in the Spin-Off,

•       the 2012-2014 Restructuring Program,

•       the 2014-2018 Restructuring Program(2),

•       the Integration Program and other acquisition integration costs,

•       the remeasurement of net monetary assets in Venezuela(2),

•       the net benefit from the Cadbury acquisition-related indemnification resolution,

•       the loss on debt extinguishment and related expenses,

•       the residual tax benefit impact from the resolution of the Starbucks arbitration,

•       hedging gains/losses and incremental costs associated with the Jacobs Douwe Egberts (“JDE”) coffee transactions(2),

•       impairment charges related to goodwill and intangible assets(2),

•       gains/losses from divestitures or acquisitions,

•       acquisition-related costs,

•       net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement),

•       currency rate fluctuations(1), and

•       including the impact of an interest expense adjustment related to the Spin-Off.

Indicator of overall business trends and performance, based on what business leaders can control.

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Measures	Definitions (Including Adjustment to GAAP Measure)	Rationale
Defined Free Cash Flow

Free Cash Flow (Net Cash Provided By Operating Activities less capital expenditures) excluding:

•       taxes paid on the Starbucks arbitration,

•       cash payments made for accrued interest and other related fees associated with the debt tendered on February 6, 2014, and

•       cash payments (net of tax benefits) associated with Spin-Off Costs, 2012-2014 Restructuring Program expenditures, 2014-2018 Restructuring Program expenditures and incremental costs associated with the JDE coffee transactions.

Reflects financial liquidity, working capital efficiency and financial health.
Adjusted ROIC Increase	Adjusted Net Operating Profit (“NOPAT”) divided by Invested Capital, which are defined below.	Reflects a metric used to evaluate the performance of capital deployment and stresses the importance of continued focus on asset and cash management.

NOPAT is defined as Operating Income less taxes excluding the impacts of:

•       Spin-Off costs,

•       pension costs related to the obligations transferred in the Spin-Off,

•       the 2012-2014 Restructuring Program,

•       the 2014-2018 Restructuring Program(2),

•       the Integration Program and other acquisition integration costs,

•       the remeasurement of net monetary assets in Venezuela(2),

•       the net benefit from the Cadbury acquisition-related indemnification resolution,

•       incremental costs associated with the JDE coffee transactions,

•       impairment charges related to goodwill and intangible assets(2),

•       gains/losses from divestitures and acquisitions,

•       acquisition-related costs (incremental costs associated with acquisition),

•       the operating results from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and

•       other extraordinary one-time benefits and expenses as defined.

Invested Capital is defined as:

•       Current assets, excluding cash,

•       Property, Plant and Equipment, net,

•       Goodwill,

•       Intangibles, net, and

•       Other Assets.

Less:

•       Current liabilities, excluding Debt,

•       Deferred Taxes,

•       Accrued Pension and Postretirement,

•       Other Liabilities, and

•       Non-Controlling Interest.

(1)	Our reported Adjusted Earnings Per Share results use these adjustments to the corresponding GAAP measure except for currency rate fluctuations, which are not excluded from the measure. Adjusted Earnings Per Share Growth and Adjusted Earnings Per Share stated at 2014 Plan Rates use these adjustments to the corresponding GAAP measure except that we calculate Adjusted Earnings Per Share Growth using prior year currency exchange rates and we calculate Adjusted Earnings Per Share stated at 2014 Plan Rates using currency exchange rates utilized in our internal financial planning for the year (“Plan Rates”). The Annual Cash Incentive Program performance target uses Adjusted Earnings Per Share stated at 2014 Plan Rates, while the target for performance share unit grants uses Adjusted Earnings Per Share Growth.

(2)	In effect for 2014 Annual Cash Incentive Program and beginning with 2014 to 2013 comparisons for outstanding performance share units; not applicable for earlier period comparisons.

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Deferred Compensation

In 2014, our NEOs were eligible to participate in the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies in our Compensation Survey Group and is provided for recruitment purposes and to assist executives in managing their future cash flow. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. Executives may invest deferred amounts in one or more notional investment options.

Executive Perquisites

We offer our NEOs executive physicals and allowances for car and financial counseling expenses. Additionally, based on the findings of an independent, third-party security study, we require Ms. Rosenfeld to use the corporate aircraft for business and personal travel. This also allows Ms. Rosenfeld to be more productive and efficient when she travels, particularly considering we do business in approximately 165 countries. NEOs are solely responsible for all taxes on all perquisites. We do not provide tax gross ups. We offer types of perquisites similar to those offered by companies in our Compensation Survey Group and do so at comparable costs. The Compensation Committee believes that these perquisites are important for retention and recruitment. The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list specific executive officer perquisites.

Retirement and Separation Benefits

As described below, we offer our NEOs retirement and separation benefits. We do not have employment agreements with any of our NEOs. They are all “at will” employees, including Ms. Rosenfeld.

Retirement Benefits

Generally, our NEOs are eligible for broad-based U.S. employee benefit plans, including two tax-qualified plans—the Mondelēz Global LLC Retirement Plan (“Retirement Plan”) and the Mondelēz Global LLC Thrift Plan (“Thrift Plan”). U.S. employees hired after 2008 are not eligible to participate in the Retirement Plan or the defined benefit portion of the Supplemental Plan (as defined below). In addition, accruals under the Retirement Plan and the defined benefit portion of the Supplemental Plan will cease after 2019. U.S. employees hired after 2008 who are not eligible to participate in the Retirement Plan are eligible to receive an enhanced employer contribution under the Thrift Plan and the defined contribution portion of the Supplemental Plan.

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits that are not able to be provided under the Retirement Plan or Thrift Plan due to an employee’s compensation exceeding the tax-qualified plan compensation limit under Code Section 401(a)(17), an employee’s election to defer compensation under either the MEDCP or the Supplemental Plan, or a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

We provide Ms. Rosenfeld with a non-qualified, enhanced pension benefit that credits her pension service for the period of time (2004-2006) that she was not employed by us. We provide this enhanced pension benefit to Ms. Rosenfeld because, when she rejoined the Company, she forfeited her right to a pension benefit at her previous employer. This benefit was part of a broader incentive program to help encourage her to return to the Company and become our CEO. The 2014 Pension Benefits table and the accompanying narrative to the table under “Executive Compensation Tables” provide additional details about this benefit.

The Compensation Committee believes the Retirement Plan, Thrift Plan and non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The Compensation Committee believes our NEOs should receive the same defined benefit accruals, be able to defer the same percentage of their compensation and receive the same corresponding notional employer contributions, as all other employees, without regard to the Code’s compensation limit applicable to tax-qualified plans or whether the NEO has elected to defer compensation.

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Change in Control Plan

We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The CIC Plan is consistent with similar plans maintained by companies in our Compensation Survey Group, including eligibility, severance benefit levels and treatment of cash and performance-based equity compensation. We structure separation payments to help assure that key personnel, including our NEOs, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). In the event that a payment under the CIC Plan triggers an excise tax under Code Section 4999, the payment will be the greater of the full benefit or a reduced benefit that does not trigger the excise tax as determined on an after-tax basis for each. We do not provide any tax gross ups for taxes payable on change in control benefits.

We describe the severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

Although we generally do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for entering into an agreement protecting our interests. The severance payments and other benefits provided to a typical NEO are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Compensation Paid to our Named Executive Officers in 2014

Overview

The chart below shows specific 2014 compensation actions for each NEO, except for Mr. Gladden. Mr. Gladden’s compensation is discussed separately in his individual section below. For the shares awarded under the 2012-2014 performance cycle, see “ – Description of Individual Executive Compensation Program Elements – Equity Program – 2012-2014 Performance Cycle” above.

	Salary Increase (%)	2014 Annual Cash Incentive Program Award ($)	2014 Equity Grant (Shares)(1)
Ms. Rosenfeld	0.0%	$3,600,000	67,030 shares of restricted stock 335,140 NQSOs 160,120 performance share units

Mr. Brearton	0.0%	$760,000	17,570 shares of restricted stock 87,810 NQSOs 36,460 performance share units

Mr. Abelenda	0.0%	$845,000	8,790 shares of restricted stock 43,910 NQSOs 24,170 performance share units

Mr. Clouse	24.6%(2)	$861,000	13,180 shares of restricted stock 65,860 NQSOs 24,170 performance share units

Mr. Cofer	2.5%	$738,000	14,640 deferred stock units 73,180 NQSOs 29,740 performance share units

Ms. West	2.5%	$697,000	13,180 shares of restricted stock 65,860 NQSOs 25,280 performance share units

(1)	The Compensation Committee made all equity grants on February 19, 2014 and grants of performance share units are reflected at target.

(2)	Reflects the total percentage of the salary increases Mr. Clouse received on April 1, 2014 (11.5%) based on his individual performance assessment and July 31, 2014 (13.1%) coincident with his appointment as Chief Growth Officer.

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Ms. Rosenfeld

Base Salary

Ms. Rosenfeld did not receive a base salary increase in 2014.

2014 Annual Cash Incentive Program Award

The Compensation Committee determined Ms. Rosenfeld’s annual cash incentive award for 2014 in accordance with the 2014 Annual Cash Incentive Program and considered the following factors in determining Ms. Rosenfeld’s individual performance assessment:

•	Financial performance was 125% relative to target as discussed under “– Description of Individual Executive Compensation Program Elements – Annual Cash Incentive Program – 2014 Corporate Rating” above.

¡	Organic Net Revenue Growth was at the peer average but below our internal target.

¡	Adjusted Earnings Per Share Growth and Defined Free Cash Flow were both above our internal targets.

•	Delivered solid above target performance on key strategic initiatives, including:

¡	Strengthened our senior commercial talent and leadership in key markets and categories to align with our new operating model, and

¡	Progressed execution of our long-term portfolio strategy.

2014 Equity Grant (Restricted Stock, Non-Qualified Stock Options and Performance Share Units)

Ms. Rosenfeld’s equity grant reflects her long-term performance and external market positioning. Ms. Rosenfeld’s 2014-2016 performance share unit target opportunity is a percentage of her base salary based on her role.

Defined Benefit Pension Present Value Increase

As disclosed in the 2014 Summary Compensation Table under “Executive Compensation Tables,” the present value of Ms. Rosenfeld’s defined benefit pension increased from the prior year. The primary driver of the present value increase is the decrease in the applicable discount rate, which resulted in a present value increase of approximately $3.0 million.

Mr. Gladden

Commencement of Employment

Mr. Gladden commenced employment as an Executive Vice President on October 13, 2014 and became our Chief Financial Officer effective December 1, 2014. To incent him to join the Company and provide additional relocation assistance, the Compensation Committee approved a one-time cash payment of $500,000 that is subject to full repayment if his employment with us terminates before October 13, 2017 (except for an involuntary termination without cause or termination due to death or disability). To provide him additional incentive to join the Company and because we hired Mr. Gladden after the 2014 annual equity grant, we sought to immediately align his compensation with our key critical performance measures and the interests of shareholders. Therefore, our Compensation Committee made him a one-time performance-based equity grant of 68,230 performance share units and 341,120 NQSOs (with a combined grant value of $4,500,253). The one-time performance-based equity grant only rewards Mr. Gladden upon achievement of certain performance metrics (performance share units) or if there is an increase in our share price (NQSOs). The performance share units vest and are subject to the same terms and conditions as the performance share unit grants made to our executives on February 18, 2015 for the 2015-2017 performance cycle with the exception that the performance share units pro rata vest based on actual performance upon an involuntary termination without cause. The performance share unit grants to our executives on February 18, 2015 contain the same performance measures and targets as the performance share units granted for the 2014-2016 performance cycle, which are described above. The NQSOs are generally subject to the same terms as the grants made to the NEOs on February 19, 2014 and vest 33% per year for the first two years on the anniversary of the grant date and the remaining 34% on the third anniversary of the grant date.

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Target Total Direct Compensation

Mr. Gladden’s target compensation levels are above the median of our Compensation Survey Group primarily because he has significant prior operating experience and his responsibilities as Chief Financial Officer are broader than the typical Chief Financial Officer role, extending to operating excellence including our Zero Based Budgeting initiatives. Mr. Gladden’s annual base salary is $900,000 and his target annual incentive is 100% of his base salary. Because he joined the Company in the fourth quarter of 2014, Mr. Gladden received a prorated annual incentive for 2014 based on actual performance at a level no less than target. Due to above target Company performance, he received an above target prorated 2014 annual incentive award equal to $247,000. Mr. Gladden’s target annual equity grant value is $4,700,000. The Compensation Committee made his first annual equity grant at target on February 18, 2015, the same time as the 2015 annual equity grant was made to employees generally.

Mr. Brearton

Base Salary

Mr. Brearton did not receive a salary increase in 2014.

2014 Annual Cash Incentive Program Award

Mr. Brearton’s 2014 individual performance rating primarily reflects our overall financial performance relative to target and a successful CFO transition. Mr. Brearton was also a leader in our cost cutting initiatives and was instrumental in reaching an agreement with D.E Master Blenders 1753 B.V. to form a joint venture, which we announced in mid-2014.

2014 Equity Grant (Restricted Stock, Non-Qualified Stock Options and Performance Share Units)

Mr. Brearton’s equity grant reflects his long-term performance and external market positioning. Mr. Brearton’s 2014-2016 performance share unit target opportunity is a percentage of his base salary based on his role.

Mr. Abelenda

Base Salary

Mr. Abelenda did not receive a salary increase in 2014.

2014 Annual Cash Incentive Program Award

Mr. Abelenda’s 2014 individual performance rating primarily related to his leadership in delivering strong business results across the Latin America region, which exceeded its 2014 financial targets despite volatility in key markets such as Venezuela and Argentina.

2014 Equity Grant (Restricted Stock, Non-Qualified Stock Options and Performance Share Units)

Mr. Abelenda’s equity grant reflects his long-term performance and external market positioning. Mr. Abelenda’s 2014-2016 performance share unit target opportunity is a percentage of his base salary based on his role.

Mr. Clouse

Base Salary

Mr. Clouse received a salary increase in April 2014 based on his individual performance assessment and a salary increase in July 2014 coincident with his appointment as Chief Growth Officer. Both increases took into account his individual performance assessment and internal and external market positioning.

2014 Annual Cash Incentive Program Award

Mr. Clouse’s 2014 individual performance rating primarily related to the business results for the North America region and his additional responsibilities as Chief Growth Officer. Despite a challenging operating environment, the North America region held its aggregate market share compared to 2013 and continued to aggressively manage overhead costs.

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2014 Equity Grant (Restricted Stock, Non-Qualified Stock Options and Performance Share Units)

Mr. Clouse’s equity grant reflects his long-term performance and potential and external market positioning. Mr. Clouse’s 2014-2016 performance share unit target opportunity is a percentage of his base salary based on his role.

Mr. Cofer

Base Salary

Mr. Cofer received a modest salary increase in April 2014 based on his individual performance assessment.

2014 Annual Cash Incentive Program Award

Mr. Cofer’s 2014 individual performance rating primarily related to the business results for the Asia Pacific region. Asia Pacific performed below target in 2014; however, notable progress was made in key growth markets setting the region up for future success. Performance in our Eastern Europe, Middle East and Africa region was solid despite economic and political instability in the region.

2014 Equity Grant (Deferred Stock Units, Non-Qualified Stock Options and Performance Share Units)

Mr. Cofer’s equity grant reflects his long-term performance and potential and external market positioning. Mr. Cofer’s 2014-2016 performance share unit target opportunity is a percentage of his base salary based on his role.

International Assignment Payments

As a U.S. expatriate, Mr. Cofer received payments in 2014 in conjunction with his international assignment based in Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company under our International Assignment Policy. Our International Assignment Policy is designed to facilitate relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. Such payments include housing expenses, cost of living adjustment, education and travel expenses. Similarly, our International Assignment Policy covers the additional taxes employees incur due solely to their international assignments.

Ms. West

Base Salary

Ms. West received a modest increase in April 2014 based on her individual performance assessment.

2014 Annual Cash Incentive Program Award

Ms. West’s 2014 individual performance rating primarily related to her transition of responsibilities.

2014 Equity Grant (Restricted Stock, Non-Qualified Stock Options and Performance Share Units)

Ms. West’s equity grant reflects her external market positioning. Ms. West’s 2014-2016 performance share unit target opportunity is a percentage of her base salary based on her role.

Departure

In July 2014, we announced that Ms. West will depart from the Company. We anticipate she will depart in September 2015 following a successful transition of her responsibilities. Ms. West’s separation details are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

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Policy Authorizing Recoupment of Executive Incentive Compensation in the

Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock unit grants, performance share units and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Trading Restrictions and Anti-Hedging Policy

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs (and any member of the Section 16 officer’s family sharing the same household). Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during open window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•	prohibits Section 16 officers from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Code Section 162(m) limits our ability to deduct compensation paid to certain NEOs (the “covered employees”) to $1.0 million annually. Covered employees under Code Section 162(m) include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Company strives to have the Annual Cash Incentive Program awards and awards under our equity program qualify as performance-based compensation and thus tax-deductible under Code Section 162(m). However, the application of Section 162(m) is complex and may change with time (with a potentially retroactive effect) and thus there can be no guarantee that all of these awards will actually qualify as performance-based compensation under Section 162(m).

Additionally, the Compensation Committee retains the discretion to authorize payments that may not be tax-deductible if it believes such payments are in the best interest of shareholders. For example, the Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2014. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit for 2014 because of other elements of their annual compensation.

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Executive Compensation Tables

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation/ Annual Incentive Awards(4) ($)	Change in Pension Value(5) ($)	All Other Compensation(6) ($)	Total Compensation ($)
Rosenfeld, Irene	2014	1,600,000	–	8,185,127	2,211,924	3,600,000	5,120,402	322,493	21,039,946
Chairman and Chief Executive Officer	2013	1,587,500	–	8,314,229	2,093,477	1,663,000	0	336,574	13,994,780
	2012	1,550,000	–	15,459,506	2,489,702	2,116,000	6,776,385	419,721	28,811,314

Gladden, Brian(7)	2014	197,260	500,000	2,753,926	2,036,275	247,000	–	406,050	6,140,511
Executive Vice President and Chief Financial Officer

Brearton, David(8)	2014	750,000	–	1,942,606	579,546	760,000	1,296,645	70,378	5,399,175
Executive Vice President, Strategic Initiatives (former Chief Financial Officer)	2013	737,500	–	1,844,881	475,804	296,400	265,483	98,863	3,718,931
	2012	687,500	–	2,477,480	451,958	946,000	1,285,510	86,825	5,935,273

Abelenda, Gustavo	2014	650,000	–	1,190,163	289,806	845,000	949,882	72,052	3,996,903
Executive Vice President and President, Latin America

Clouse, Mark	2014	746,589	–	1,340,148	434,676	861,000	890,903	60,978	4,334,294
Executive Vice President and Chief Growth Officer & Executive Vice President and President, North America	2013	637,500	–	1,191,225	297,383	663,600	186,919	33,975	3,010,602

Cofer, Timothy	2014	815,068	–	1,595,097	482,988	738,000	1,154,297	0	4,785,450
Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa	2013	742,055	–	1,401,977	356,842	591,850	191,621	529,331	3,813,676
	2012	593,989	–	1,121,230	320,115	739,200	670,573	664,455	4,109,562

West, Mary Beth(9)	2014	692,808	–	1,381,014	434,676	697,000	1,502,574	68,895	4,776,967
Former Executive Vice President and Chief Category and Marketing Officer	2013	675,000	–	1,347,648	356,842	503,000	10,538	81,032	2,974,060
	2012	660,000	–	1,825,535	338,956	577,000	1,492,818	99,543	4,993,852

(1)	Reflects Mr. Gladden’s one-time cash payment associated with his hire on October 13, 2014. The amount is subject to full repayment if his employment terminates before October 13, 2017, except for an involuntary termination without cause or termination due to death or disability.

(2)	The stock awards column includes restricted stock or deferred stock units and performance share units. The amounts shown in this column represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”). For performance share units, the amounts are based on the probable outcome of the performance conditions as of the grant date. Below is a breakout of the applicable 2014-2016, 2013-2015 and 2012-2014 performance share unit grants for each NEO assuming maximum performance. For Mr. Gladden, the amount assumes maximum performance for his one-time performance share unit grant on December 4, 2014, which generally has the same terms and conditions as the 2015-2017 performance share unit grants.

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Name	Performance Cycle	Value at Maximum Performance ($)
Rosenfeld, Irene	2014 - 2016	8,547,721
	2013 - 2015	8,262,210
	2012 - 2014	7,606,415

Gladden, Brian	2015 - 2017	3,997,677

Brearton, David	2014 - 2016	1,946,352
	2013 - 2015	1,812,340
	2012 - 2014	1,668,537

Abelenda, Gustavo	2014 - 2016	1,290,272

Clouse, Mark	2014 - 2016	1,290,272
	2013 - 2015	1,188,249

Cofer, Timothy	2014 - 2016	1,587,617
	2013 - 2015	1,386,025
	2012 - 2014	1,030,550

West, Mary Beth	2014 - 2016	1,349,528
	2013 - 2015	1,306,915
	2012 - 2014	1,295,857

(3)	The option awards column includes options granted in 2014, 2013 and 2012. The amounts shown in this column represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to the consolidated financial statements contained in our Form 10-K.

(4)	The amounts shown in this column represent awards made under our Annual Cash Incentive Program (“AIP”) that were paid in March 2015. Mr. Gladden received a prorated award for 2014 based on actual performance at a level no less than target.

(5)	The amounts shown in this column represent the aggregate increase in the actuarial present value of the benefits under our Mondelēz Global LLC Retirement Plan, Mondelēz Global LLC Supplemental Benefits Plan I and Mondelēz Global LLC Supplemental Benefits Plan II (Ms. Rosenfeld only), as applicable. For Mr. Brearton, the amount includes benefits earned under the Mondelēz Canada Inc. Retirement Plan for Canadian Salaried Employees. Mr. Gladden is not eligible to participate in our Mondelēz Global LLC Retirement Plan, which is no longer offered to U.S. employees hired on or after January 1, 2009.

(6)	The amounts shown in the “All Other Compensation” column for 2014 include the following:

	I. Rosenfeld ($)	B. Gladden ($)	D. Brearton ($)	G. Abelenda ($)	M. Clouse ($)	T. Cofer ($)	M. West ($)
Personal use of company aircraft(a)	152,072	–	–	–	–	–	–
Car allowance	23,586	11,250	15,000	15,000	15,000	52,586	15,089
Financial counseling allowance(b)	–	21,500	7,500	4,394	7,500	4,600	–
Executive physical	–	–	790	1,200	–	–	–
Employer match on defined contribution plans	146,835	4,673	47,088	51,458	38,478	63,305	53,806
Relocation expense(c)	–	256,022	–	–	–	–	–
Tax gross-up on relocation expenses(c)	–	112,605	–	–	–	–	–
Tax equalization payment(d)	–	–	–	–	–	(575,571)	–
Payments related to expatriate assignment(d)	–	–	–	–	–	364,051	–
Total All Other Compensation	322,493	406,050	70,378	72,052	60,978	(91,029)	68,895

(a)	Consistent with the findings of an independent, third-party security study, for security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft, as reflected in the table, includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and we do not reimburse her for those taxes.

MONDELĒZ INTERNATIONAL    60

(b)	All executive officers are eligible for an annual financial counseling allowance up to $7,500 and, in the case of Ms. Rosenfeld, up to $10,000. For Mr. Gladden, the amount also includes a one-time $14,000 reimbursement for legal expenses in connection with his hire.

(c)	At the time of his hire, Mr. Gladden received our standard executive relocation assistance program, which covers moving, travel, home sale and other expenses in connection with the relocation. Tax payments are also provided to cover the additional taxes due solely to the relocation assistance program in accordance with the policy.

(d)	Mr. Cofer, a U.S. expatriate, received payments in conjunction with his international assignment based in Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment. The tax equalization amount is negative due to the amount and timing of repayments related to tax equalization settlements.

(7)	Mr. Gladden’s employment began on October 13, 2014 and he became our Executive Vice President and Chief Financial Officer effective December 1, 2014.

(8)	Mr. Brearton became our Executive Vice President, Strategic Initiatives effective December 1, 2014. Prior to that, he was our Executive Vice President and Chief Financial Officer.

(9)	In 2014, we announced that Mary Beth West, former Executive Vice President and Chief Category and Marketing Officer, will depart from the Company. It is anticipated that she will depart in September 2015 following a successful transition of her duties. Ms. West’s separation details are described under “Potential Payments Upon Termination or Change in Control”.

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2014 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non– Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Closing Market Price on Grant Date (4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Rosenfeld, Irene	–	AIP	2,400,000	6,000,000	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	160,120	320,240	–	–	–	–	5,895,047
	02/19/2014	Restricted Stock	–	–	–	–	67,030	–	–	–	2,290,080
	02/19/2014	Stock Options	–	–	–	–	–	335,140	34.165	34.260	2,211,924

Gladden, Brian	–	AIP	197,260	493,150	–	–	–	–	–	–	–
	12/04/2014	Performance Share Units	–	–	68,230	136,460	–	–	–	–	2,753,926
	10/13/2014	Stock Options	–	–	–	–	–	341,120	32.980	–	2,036,275

Brearton, David	–	AIP	675,000	1,687,500	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	36,460	72,920	–	–	–	–	1,342,327
	02/19/2014	Restricted Stock	–	–	–	–	17,570	–	–	–	600,279
	02/19/2014	Stock Options	–	–	–	–	–	87,810	34.165	34.260	579,546

Abelenda, Gustavo	–	AIP	520,000	1,300,000	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	24,170	48,340	–	–	–	–	889,853
	02/19/2014	Restricted Stock	–	–	–	–	8,790	–	–	–	300,310
	02/19/2014	Stock Options	–	–	–	–	–	43,910	34.165	34.260	289,806

Clouse, Mark	–	AIP	656,000	1,640,000	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	24,170	48,340	–	–	–	–	889,853
	02/19/2014	Restricted Stock	–	–	–	–	13,180	–	–	–	450,295
	02/19/2014	Stock Options	–	–	–	–	–	65,860	34.165	34.260	434,676

Cofer, Timothy	–	AIP	656,000	1,640,000	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	29,740	59,480	–	–	–	–	1,094,921
	02/19/2014	Deferred Stock Units	–	–	–	–	14,640	–	–	–	500,176
	02/19/2014	Stock Options	–	–	–	–	–	73,180	34.165	34.260	482,988

West, Mary Beth	–	AIP	557,600	1,394,000	–	–	–	–	–	–	–
	01/02/2014	Performance Share Units	–	–	25,280	50,560	–	–	–	–	930,719
	02/19/2014	Restricted Stock	–	–	–	–	13,180	–	–	–	450,295
	02/19/2014	Stock Options	–	–	–	–	–	65,860	34.165	34.260	434,676

(1)	No threshold column is included because there could be a zero payout if threshold performance targets are not achieved or individual performance does not warrant a payout. The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2014 AIP. Actual amounts under our 2014 AIP were paid in March 2015 and are disclosed in the Non–Equity Incentive Plan Compensation/Annual Incentive Awards column in the 2014 Summary Compensation Table. The maximum amounts equal 250% of target. Mr. Gladden’s target amount is prorated to reflect his October 13, 2014 hire date.

(2)	No threshold column is included because there could be a zero payout if threshold performance targets are not achieved. The target number of units shown in the table reflects the number of shares of our common stock earned if performance is achieved at target levels. Actual shares awarded under the 2014-2016 performance cycle will be issued no later than March 15, 2017 assuming threshold performance is achieved. Dividend equivalents accrue during the performance cycle and will be paid out in cash based on the actual number of shares earned for the performance cycle, if any. The maximum payout equals 200% of target.

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(3)	Dividends and dividend equivalents are paid on unvested restricted stock and deferred stock units at a similar time as dividends are paid to Company shareholders.

(4)	For stock options granted prior to May 21, 2014, the exercise price equals the average of the high and low share price of our common stock on the grant date. As a result, stock options granted on February 19, 2014 have a slightly lower exercise price than the closing stock price on the grant date of $34.26. For stock options granted on or after May 21, 2014, the exercise price equals the closing price of our common stock on the grant date.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

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2014 Outstanding Equity Awards at Fiscal Year-End

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	02/23/2010	KRFT	167,298	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	167,858	–	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	29,000	1,817,140	–	–
	02/23/2012	KRFT	114,831	59,156	–	39.379	02/23/2022	–	–	–	–
	05/03/2007	MDLZ	300,000	–	–	21.691	05/02/2017	–	–	–	–
	02/04/2008	MDLZ	524,000	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	693,200	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	570,900	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	503,570	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	87,000	3,160,710	–	–
	02/23/2012	MDLZ	344,487	177,463	–	24.869	02/23/2022	–	–	–	–
	12/19/2012	MDLZ	–	–	–	–	–	77,116	2,801,624	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	206,790	7,512,681
	02/20/2013	MDLZ	–	–	–	–	–	97,600	3,545,808	–	–
	02/20/2013	MDLZ	161,036	326,954	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	160,120	5,817,160
	02/19/2014	MDLZ	–	–	–	–	–	67,030	2,435,200	–	–
	02/19/2014	MDLZ	–	335,140	–	34.165	02/19/2024	–	–	–	–

Gladden, Brian	10/13/2014	MDLZ	–	341,120	–	32.980	10/13/2024	–	–	–	–
	12/04/2014	MDLZ	–	–	–	–	–	–	–	68,230	2,478,796

Brearton, David	02/23/2012	KRFT	–	–	–	–	–	5,266	329,967	–	–
	02/23/2012	KRFT	–	10,739	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	50,880	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	63,480	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	47,140	–	–	20.830	02/23/2021	–	–	–	–
	05/09/2011	MDLZ	35,350	–	–	22.221	05/09/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	15,800	574,014	–	–
	02/23/2012	MDLZ	62,535	32,215	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	45,360	1,647,929
	02/20/2013	MDLZ	–	–	–	–	–	22,190	806,163	–	–
	02/20/2013	MDLZ	36,600	74,310	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	36,460	1,324,592
	02/19/2014	MDLZ	–	–	–	–	–	17,570	638,318	–	–
	02/19/2014	MDLZ	–	87,810	–	34.165	02/19/2024	–	–	–	–

MONDELĒZ INTERNATIONAL    64

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Abelenda, Gustavo	02/23/2012	KRFT	–	–	–	–	–	2,303	144,306	–	–
	02/23/2012	KRFT	–	4,698	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	40,720	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	55,440	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	47,140	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	6,910	251,040	–	–
	02/23/2012	MDLZ	27,357	14,093	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	32,210	1,170,189
	02/20/2013	MDLZ	–	–	–	–	–	11,100	403,263	–	–
	02/20/2013	MDLZ	18,301	37,159	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	24,170	878,096
	02/19/2014	MDLZ	–	–	–	–	–	8,790	319,341	–	–
	02/19/2014	MDLZ	–	43,910	–	34.165	02/19/2024	–	–	–	–

Clouse, Mark	02/04/2008	KRFT	4,080	–	–	30.559	02/02/2018	–	–	–	–
	02/20/2009	KRFT	5,080	–	–	24.500	02/20/2019	–	–	–	–
	02/23/2010	KRFT	7,559	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	12,570	–	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	2,303	144,306	–	–
	02/23/2012	KRFT	9,118	4,698	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	12,240	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	15,240	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	22,680	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	37,710	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	6,910	251,040	–	–
	02/23/2012	MDLZ	27,357	14,093	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	29,740	1,080,454
	02/20/2013	MDLZ	–	–	–	–	–	13,870	503,898	–	–
	02/20/2013	MDLZ	22,875	46,445	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	24,170	878,096
	02/19/2014	MDLZ	–	–	–	–	–	13,180	478,829	–	–
	02/19/2014	MDLZ	–	65,860	–	34.165	02/19/2024	–	–	–	–

Cofer, Timothy	02/04/2008	KRFT	2,920	–	–	30.559	02/02/2018	–	–	–	–
	02/20/2009	KRFT	5,000	–	–	24.500	02/20/2019	–	–	–	–
	02/23/2010	KRFT	12,879	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	13,200	–	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	3,730	233,722	–	–
	02/23/2012	KRFT	14,764	7,606	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	23,760	–	–	19.299	02/02/2018	–	–	–	–

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			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Cofer, Timothy (continued)	02/20/2009	MDLZ	31,760	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	39,600	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	11,190	406,533	–	–
	02/23/2012	MDLZ	44,292	22,818	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	34,690	1,260,288
	02/20/2013	MDLZ	–	–	–	–	–	16,640	604,531	–	–
	02/20/2013	MDLZ	27,449	55,731	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	29,740	1,080,454
	02/19/2014	MDLZ	–	–	–	–	–	14,640	531,871	–	–
	02/19/2014	MDLZ	–	73,180	–	34.165	02/19/2024	–	–	–	–

West, Mary Beth	02/23/2012	KRFT	–	–	–	–	–	3,950	247,507	–	–
	02/23/2012	KRFT	–	8,054	–	39.379	02/23/2022	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	08/01/2010	MDLZ	35,640	–	–	19.309	08/01/2020	–	–	–	–
	02/23/2011	MDLZ	80,130	–	–	20.830	02/23/2021	–	–	–	–
	02/23/2012	MDLZ	–	–	–	–	–	11,850	430,511	–	–
	02/23/2012	MDLZ	46,899	24,161	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	32,710	1,188,354
	02/20/2013	MDLZ	–	–	–	–	–	16,640	604,531	–	–
	02/20/2013	MDLZ	27,449	55,731	–	27.050	02/20/2023	–	–	–	–
	01/02/2014	MDLZ	–	–	–	–	–	–	–	25,280	918,422
	02/19/2014	MDLZ	–	–	–	–	–	13,180	478,829	–	–
	02/19/2014	MDLZ	–	65,860	–	34.165	02/19/2024	–	–	–	–

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
02/23/2012	Restricted Stock and Deferred Stock Units	100% of the award vested on 02/23/2015.
02/23/2012	Stock Options	First tranche (33%) vested on 02/23/2013, second tranche (33%) vested on 02/23/2014 and last tranche (34%) vested on 02/23/2015.
12/19/2012	Restricted Stock	100% of the award vests on 12/19/2015.
01/02/2013	Performance Share Units	100% of the award vests upon approval of the Human Resources and Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2016.
02/20/2013	Restricted Stock and Deferred Stock Units	100% of the award vests on 02/20/2016.
02/20/2013	Stock Options	First tranche (33%) vested on 02/20/2014, second tranche (33%) vested on 02/20/2015 and last tranche (34%) vests on 02/20/2016.

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Grant Date	Grant Type	Vesting Schedule
01/02/2014	Performance Share Units	100% of the award vests upon approval of the Human Resources and Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2017.
02/19/2014	Restricted Stock and Deferred Stock Units	100% of the award vests on 02/19/2017.
02/19/2014	Stock Options	First tranche (33%) vested on 02/19/2015, second tranche (33%) vests on 02/19/2016 and last tranche (34%) vests on 02/19/2017.
10/13/2014	Stock Options	First tranche (33%) vests on 10/13/2015, second tranche (33%) vests on 10/13/2016 and last tranche (34%) vests on 10/13/2017.
12/04/2014	Performance Share Units	100% of the award vests upon approval of the Human Resources and Compensation Committee subject to the satisfaction of the performance criteria. Payment of the shares, if any, will be made no later than 3/15/2018.

(2)	The market value of unearned shares is based on the December 31, 2014 closing MDLZ price of $36.33 and closing KRFT price of $62.66.

(3)	Amount assumes target performance goals are achieved and the actual number of shares awarded ranges between 0% and 200% depending on actual performance during the performance cycle.

2014 Options Exercised and Stock Vested

		Option Awards		Stock Awards
Name(1)	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rosenfeld, Irene	KRFT	478,733	14,362,524	27,976	1,542,037
	MDLZ	—	—	649,940	23,749,545

Brearton, David	KRFT	19,694	451,820	4,586	256,948
	MDLZ	—	—	99,225	3,654,334

Abelenda, Gustavo	KRFT	74,043	2,439,282	2,620	144,414
	MDLZ	—	—	30,693	1,099,907

Clouse, Mark	KRFT	—	—	6,539	362,429
	MDLZ	—	—	37,006	1,300,168

Cofer, Timothy	KRFT	5,000	150,505	2,200	121,264
	MDLZ	—	—	41,494	1,494,739

West, Mary Beth	KRFT	16,899	320,027	4,453	245,449
	MDLZ	—	—	76,546	2,791,820

(1)	Mr. Gladden is excluded because he exercised no stock options and no stock vested in 2014.

(2)	The amounts shown are calculated based on the closing market price of our common stock on the date of exercise or vesting and include performance share units awarded for our 2012-2014 performance cycle, which ended on December 31, 2014, based on the closing market price of our common stock on December 31, 2014. For Ms. Rosenfeld, includes the number of vested performance-contingent restricted stock units granted on December 19, 2012 based on the closing market price of our common stock on December 19, 2014. Pursuant to the terms of the grant, as of December 19, 2014, Ms. Rosenfeld no longer forfeits her vested performance-contingent restricted stock units, however, Company shares are not distributed until December 19, 2015, except upon death, disability or certain circumstances following a change in control. Under these circumstances, Company shares will be distributed within 60 days following the applicable event.

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2014 Pension Benefits

Name(1)	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	32.2	1,607,284	—
	Mondelēz Global LLC Supplemental Benefits Plan I	32.2	31,607,828	—
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	1,889,529	—

Brearton, David	Mondelēz Global LLC Retirement Plan	18.7	952,885	—
	Mondelēz Global LLC Supplemental Benefits Plan I	18.7	4,919,473	—
	Mondelēz Canada Retirement Plan (4)	11.8	313,885	—

Abelenda, Gustavo	Mondelēz Global LLC Retirement Plan	19.7	764,080	—
	Mondelēz Global LLC Supplemental Benefits Plan I	19.7	2,774,926	—

Clouse, Mark	Mondelēz Global LLC Retirement Plan	18.1	510,974	—
	Mondelēz Global LLC Supplemental Benefits Plan I	18.1	1,595,777	—

Cofer, Timothy	Mondelēz Global LLC Retirement Plan	22.5	624,087	—
	Mondelēz Global LLC Supplemental Benefits Plan I	22.5	2,401,698	—

West, Mary Beth	Mondelēz Global LLC Retirement Plan	28.6	1,018,217	—
	Mondelēz Global LLC Supplemental Benefits Plan I	28.6	4,404,298	—

(1)	U.S. employees hired on or after January 1, 2009 are not eligible to participate in the Mondelēz Global LLC Retirement Plan. Therefore, no amounts are shown for Mr. Gladden.

(2)	The years of credited service under the plans are equivalent to the years of total service for the NEOs through December 31, 2014, unless otherwise noted in the plan descriptions following the table.

(3)	The amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10 to the consolidated financial statements contained in our Form 10-K. The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62, and are discounted for current age;

•	Measurement date of December 31, 2014;

•	Discount rate of 4.2%; and

•	RP2014 Mortality Table Projected on a Generational Basis with MP2014.

For Mr. Brearton, the amount also reflects the actuarial present value of benefits accumulated under the Mondelēz Canada Retirement Plan. The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 60, and are discounted for current age;

•	Measurement date of December 31, 2014;

•	Discount rate of 3.75%; and

•	2014 Private Sector Canadian Pensioners’ Mortality Table Projected Generationally.

(4)	Mr. Brearton has service under the Mondelez Global LLC Retirement Plan (the “U.S. Plan”) and the Mondelēz Canada Retirement Plan. According to the U.S. Plan policy on retirement benefits (the “Retirement Benefits Policy”), eligible active employees who transfer from a non-U.S. affiliate directly to a U.S. affiliate will be provided a benefit from the U.S. Plan using service recognized by the U.S. Plan after the date of transfer to the U.S. affiliate, as well as all years of service under the Non-U.S. Plan (the “Relevant Service”).

Under the Retirement Benefits Policy, the benefit is calculated as follows:

Based on the current benefit formula for the U.S. Plan, the employee’s pension benefit under the U.S. Plan will be equal to the sum of:

•	the benefit calculated under the formula in the U.S. Plan, except that “years of service” are equal to service on and after the date of transfer while the employee is a participant in the U.S. Plan, plus Relevant Service minus

•	the benefit earned and either paid or payable under the Non-U.S. Plan(s) based on Relevant Service.

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A participant who is eligible for the Retirement Benefits Policy receives benefits equal to the sum of:

•	the actual benefit earned under the Non-U.S. Plan

plus, the greater of

(1)	the benefit under the U.S. Plan calculated under the Retirement Benefits Policy; or

(2)	the benefit earned under the U.S. Plan, based on years of service on and after the date of transfer while the employee is a participant in the U.S. Plan.

Retirement Benefit Plan Descriptions

Mondelēz Global LLC Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including our NEOs (except Mr. Gladden), are covered automatically in our funded non-contributory, tax-qualified defined benefit plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30.

Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If the participant was born between 1938 and 1954, the 35-year average ends in the year the participant reaches age 66. If the participant was born after 1954, the 35-year average ends in the year the participant reaches age 67.) The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2014, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Retirement Plan. Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a supplemental defined benefit pension program under the Mondelēz Global LLC Supplemental Benefits Plan I. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including our NEOs (except Mr. Gladden), may participate in this unfunded program that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Mondelēz Global LLC Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this program regardless of whether or not the executive exceeds the applicable Code limits. Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan I. Employees hired before January 1, 2004 with at least ten years of service are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

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Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

As of December 31, 2014, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees – Mr. Brearton

Beginning January 1, 1991, this plan is not offered to newly hired Canadian employees. However, all eligible full-time and part-time General Foods Canadian salaried employees hired before January 1, 1991 are eligible to participate in our funded non-contributory, tax-qualified defined pension plan. All other Canadian employees hired after December 31, 1990 are eligible to participate in the Mondelez Canada Inc. contributory defined benefit pension plan. Benefits under this plan are payable upon retirement in the form of a monthly pension payment. Normal retirement under this plan is defined as age 65, at which point participants are eligible to receive an unreduced benefit. Participants may elect to receive benefits before age 65 but the amount is reduced as benefits are paid over a longer period of time. Participants under age 55 must have at least two years of service to become vested. Participants over age 55 are immediately vested.

The formula used to calculate a benefit is equal to the following:

Post December 31, 1986 – 1.25% of final average earnings (five years) less 1.4285% of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 35 years).

Pre January 1, 1987 – Better of:

•	1.25% of final average earnings (five years) less 1.4285% of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 30 years).

OR

•	1.00% of final average earnings (five years) multiplied by credited service in the plan (maximum 30 years).

Employees hired before January 1, 1991 are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% for each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

Mondelez Canada Inc. Supplemental Benefits Plan – Mr. Brearton

The Canadian Government limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a supplemental defined benefit pension under the Mondelēz Canada Inc. Supplemental Benefits Plan. All eligible full-time and part-time salaried employees may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above and the amount actually payable from the Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees. Eligible employees may retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60. Based on the underlying calculation and Retirement Benefits Policy, it is unknown whether Mr. Brearton will receive any benefit under the Mondelēz Canada Inc. Supplemental Benefits Plan, so the plan is excluded from the 2014 Pension Benefits table above.

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2014 Non-Qualified Deferred Compensation Benefits

Name(1)	Plan	Executive Contributions in 2014(2) ($)	Registrant Contributions in 2014(3) ($)	Aggregate Earnings in 2014(4) ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance as of December 31, 2014(5) ($)
Rosenfeld, Irene	Supplemental Benefits Plan I	180,180	135,135	74,202	—	4,194,882
	MEDCP	—	—	17,528	—	2,205,691
	2012 Equity Grant(6)	—	308,464 Shares	—	—	308,464 Shares
Brearton, David	Supplemental Benefits Plan I	95,730	35,388	28,468	—	1,638,696
	MEDCP	148,200	—	434,253	—	3,673,873
Abelenda, Gustavo	Supplemental Benefits Plan I	53,010	39,758	12,390	—	721,597
Clouse, Mark	Supplemental Benefits Plan I	35,704	26,778	5,956	—	367,168
Cofer, Timothy	Supplemental Benefits Plan I	51,051	51,605	10,248	—	611,744
	MEDCP	295,925	—	24,963	—	320,888
West, Mary Beth	Supplemental Benefits Plan I	56,141	42,106	16,522	—	951,378

(1)	Mr. Gladden is excluded from the table because he did not have a balance under any non-qualified deferred compensation plan in 2014.

(2)	Base salary deferrals and deferred amounts under our 2014 AIP are included in the 2014 Summary Compensation Table. The 2014 contribution amounts attributable to base salary and AIP awards for participating NEOs are as follows:

Name	Plan	Base Salary ($)	AIP Award ($)
Ms. Rosenfeld	Supplemental Benefits Plan I	81,231	98,949
Mr. Brearton	Supplemental Benefits Plan I	95,192	538
	MEDCP	—	148,200
Mr. Abelenda	Supplemental Benefits Plan I	33,000	20,010
Mr. Clouse	Supplemental Benefits Plan I	35,704	—
Mr. Cofer	Supplemental Benefits Plan I	41,511	9,540
	MEDCP	—	295,925
Ms. West	Supplemental Benefits Plan I	35,284	20,857

(3)	Except for Ms. Rosenfeld’s vested performance-contingent restricted stock units, the amounts in this column are also included in the “All Other Compensation” column in the 2014 Summary Compensation Table.

(4)	The amounts in this column are at market rates and are not reflected in the 2014 Summary Compensation Table.

(5)	The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Ms. Rosenfeld – $4,540,751; Mr. Gladden – $0; Mr. Brearton – $1,469,814; Mr. Abelenda – $0; Mr. Clouse – $0; Mr. Cofer – $221,863 and Ms. West – $350,914.

(6)	Reflects the number of vested performance-contingent restricted stock units granted to Ms. Rosenfeld on December 19, 2012. Pursuant to the terms of the grant, as of December 19, 2014, Ms. Rosenfeld no longer forfeits her vested performance-contingent restricted stock units, however, shares are not distributed until December 19, 2015, except upon death, disability or certain circumstances following a change in control. Under these circumstances, shares will be distributed within 60 days following the applicable event.

Mondelēz Global LLC Supplemental Benefits Plan I

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a supplemental defined contribution program under the Mondelēz Global LLC Supplemental Benefits Plan I. This is an unfunded program that allows eligible employees to defer a portion of their annual compensation (base salary and annual cash incentive awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2014 was 1.85%.

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Mondelēz Global LLC Executive Deferred Compensation Plan

The Mondelēz Global LLC Executive Deferred Compensation Plan (the “MEDCP”) is a non-qualified plan that allows our NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their AIP award. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until they separate from service for purposes of Code Section 409A. They may also elect to receive distributions of their accounts while still employed with the Company, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

The investment alternatives available to the executives under the MEDCP are selected by the Company and may be changed from time to time. Participants are permitted to change their investment elections at any time on a prospective basis. The table below shows the available funds under the MEDCP and their annual rate of return for the calendar year ended December 31, 2014.

Name of Fund	Annual Return
Vanguard Developed Markets Index Admiral (VTMGX)	-5.66%
Vanguard Emerging Mkts Stock Index Admiral (VEMAX)	0.60%
Vanguard Inflation Protected Sec Admiral (VAIPX)	3.97%
Vanguard LifeStrategy Moderate Growth Inv (VSMGX)	7.07%
SSgA Prime Money Market (SVPXX)	0.01%
SSgA S&P 500 Index (SVSPX)	13.50%
Vanguard Extended Market Index Admiral (VEXAX)	7.56%
Vanguard Short Term Treasury Admiral (VFIRX)	0.82%

Potential Payments Upon Termination or Change in Control

The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a change in control. In accordance with SEC rules, all information described in this section is presented as if the triggering event occurred on December 31, 2014, except for Ms. West.

The information for Ms. West reflects her departure in accordance with the terms of her Separation Agreement and General Release entered into on December 16, 2014 (the “Separation Agreement”). Under the Separation Agreement, we will continue to employ Ms. West in a full-time capacity through March 31, 2015 and in a part-time capacity beginning April 1, 2015 and continuing through September 30, 2015, her last day of active employment at the Company (“Last Day Worked”) (this part-time period being the “Transition Period”). Ms. West may elect to end her employment with us prior to the Last Day Worked by providing written notice (“Early Termination”). Pursuant to the Separation Agreement, upon her departure, Ms. West will receive the following: installment payments for 24 months following the Last Day Worked or, if applicable, the date of Early Termination (“Severance Period”), totaling $697,000 (12 months of base salary); a prorated 2015 AIP award based on her full-time service from January 1, 2015 through March 31, 2015 and part-time service during the Transition Period (or, if earlier, upon the date of Early Termination); a prorated share award for performance share units (“PSUs”) subject to the 2013-2015 performance cycle, if any, based on actual performance against the applicable performance goals (Ms. West will forfeit all other outstanding PSU grants on the earlier of April 1, 2015 or the date of Early Termination); retirement eligibility for purposes of stock options if she works through the Last Day Worked; vesting of two-thirds of the unvested 2013 restricted stock award on September 30, 2015 or, if earlier, upon the date of Early Termination (she will forfeit all other unvested restricted stock grants on the earlier of April 1, 2015 or the date of Early Termination); reimbursement of 2015 financial planning expenses not to exceed $7,500; and, unless she experiences an Early Termination, health and benefits continuation coverage for the Severance Period with eligibility for retiree medical benefits following the Severance Period to the extent then provided to retired salaried employees. Ms. West is also subject to certain restrictive covenants. The restrictive covenants include the following: (i) she will not, without our prior written approval, work for, or provide services, directly or indirectly, to specified competitors; and (ii) she will not, directly or indirectly, solicit our employees to work for another entity. In addition, Ms. West will maintain the confidentiality of our proprietary information, will not disparage or discredit us or any of our affiliates and will provide a general release of any claims arising out of her employment.

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Involuntary Termination Without Cause (Non-Change in Control Event)

We do not have existing employment or separation agreements with our NEOs that dictate the terms of the NEO’s departure from the Company. However, in the event an NEO is involuntarily terminated without cause outside of a change in control event, we expect that in most cases our Compensation Committee would offer separation benefits as consideration for protections we would likely seek – such as a release of claims and having the departing NEO enter into non-compete, non-solicitation and confidentiality agreements. For our U.S. salaried employees, we maintain a severance plan that provides severance pay of up to 12 months based on service where the employee’s job is eliminated. We would expect to treat our NEOs at least comparably to other U.S. salaried employees who leave the Company without cause due to our actions, and our treatment of Ms. West is consistent with this approach.

The following chart reflects the typical separation benefits that may be offered to an NEO who is involuntarily terminated without cause. Actual terms and conditions would be determined by our Compensation Committee based on the particular facts in a specific case.

Typical Severance Benefits

•       CEO: 24 months of base salary.

•       All other NEOs: 12 months of base salary.

•       Payment may be in a lump sum or in salary continuation and, if subject to Code Section 409A, payment is delayed 6 months for an NEO who is a “specified employee”.

Pension, Health and Welfare Benefits	• If salary continuation, pension crediting continues during that period; health and welfare benefits coverage also continues. • If no salary continuation, no continuation of benefits.
Perquisites	• Continuation of financial counseling and car allowances for 24 months for the CEO and 12 months for the other NEOs. • Outplacement services up to 12 months.
Treatment of AIP Award	• Payment of prorated award based on actual business performance results and target individual performance.
Treatment of PSU Grants	• NEO’s outstanding PSU grants are forfeited and our Compensation Committee may exercise discretion to make awards subject at all times to actual Company performance.
Treatment of Other Equity Grants

•       Restricted stock and unvested stock option grants are forfeited and our Compensation Committee may exercise discretion to accelerate vesting.

•       For the CEO, all outstanding performance-contingent restricted stock units vested on December 19, 2014 and, upon termination, she will receive shares for the vested units on December 19, 2015, which is the same time she would otherwise receive the shares if she was still employed.

Potential Payout Upon an Involuntary Termination Without Cause at Fiscal Year-End 2014

Name	Separation Pay(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Restricted Stock Grants(4) ($)	Value of Unvested Stock Options(5) ($)	Health & Welfare Continuation(6) ($)	Continuation of Benefits(7) ($)	Present Value of Additional Retirement Benefit Plans(8) ($)	Total ($)
Rosenfeld, Irene	3,200,000	2,991,781	—	—	—	94,093	66,666	1,087,006	7,439,546
Gladden, Brian	900,000	245,899	—	—	—	14,036	22,500	—	1,182,435
Brearton, David	750,000	841,438	—	—	—	179,829	22,500	61,470	1,855,237
Abelenda, Gustavo	650,000	648,219	—	—	—	11,047	22,500	179,801	1,511,567
Clouse, Mark	820,000	817,753	—	—	—	14,036	22,500	116,395	1,790,684
Cofer, Timothy	820,000	817,753	—	—	—	19,695	22,500	135,326	1,815,274
West, Mary Beth	697,000	697,000	891,266	403,021	357,992	175,072	7,500	331,101	3,559,952

(1)	The amounts reflect 24 months of base salary continuation for Ms. Rosenfeld and 12 months of base salary continuation for the other NEOs. Pursuant to the Separation Agreement, Ms. West will receive her 12 months of base salary continuation payments over 24 months.

(2)	The amounts reflect prorated 2014 AIP awards assuming the actual corporate rating of 125% and target individual performance, except for Mary Beth West, where the full amount is shown. Pursuant to the Separation Agreement, Ms. West is also entitled to a prorated 2015 AIP award based on her full-time service from January 1, 2015 through March 31, 2015 and part-time service during the Transition Period (or, if earlier, upon the date of Early Termination).

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(3)	Pursuant to the Separation Agreement, Ms. West will receive a prorated 2013-2015 PSU award based on the Company’s actual performance during the three-year performance cycle. The prorated award, if any, is based on the number of full months of employment from January 1, 2013 through the earlier of March 31, 2015 or date of Early Termination and will be paid no later than March 15, 2016 following the Compensation Committee’s certification of the Company’s performance. The amount in the table above reflects the prorated 2013-2015 PSU grant through March 31, 2015, assuming a performance rating of 100%, and is based on a December 31, 2014 closing stock price of $36.33.

(4)	Pursuant to the Separation Agreement, Ms. West receives two-thirds of her 2013 annual restricted stock grant on September 30, 2015 assuming she does not experience an Early Termination prior to December 31, 2014. The amount reflects the prorated 2013 annual restricted stock grant based on a December 31, 2014 closing stock price of $36.33.

(5)	Pursuant to the Separation Agreement, assuming Ms. West does not experience an Early Termination, she is “retirement eligible” for purposes of her outstanding unvested stock options resulting in all outstanding unvested stock options continuing to vest in accordance with the original vesting schedule. The amount reflects the intrinsic value of all outstanding unvested stock options as of March 1, 2015 based on a December 31, 2014 closing stock price of $36.33.

(6)	The reflected continuation of benefits and coverage is based on our typical practice; however, our Compensation Committee would determine the terms and conditions of an individual separation agreement. The amounts reflect 24 months of medical, dental, vision, long-term disability and life insurance coverage for Ms. Rosenfeld, and 12 months of medical, dental, vision, long-term disability and life insurance coverage for the other NEOs except Ms. West. The amount also includes a retiree medical benefit with a present value of $72,000 for Ms. Rosenfeld and $167,000 for Mr. Brearton as both would be eligible for retiree medical benefits at the end of the coverage period. Pursuant to the Separation Agreement, assuming Ms. West does not experience an Early Termination, she receives 24 months of medical, dental, vision, long-term disability and life insurance coverage and becomes eligible for a retiree medical benefit with a present value of $147,000 at the end of the 24 month coverage period, which is reflected in the amount.

(7)	The amounts reflect the value of financial counseling and car allowances for 24 months for Ms. Rosenfeld and 12 months for the other NEOs except Ms. West. Pursuant to the Separation Agreement, Ms. West only receives her full 2015 financial counseling allowance, which is reflected in the amount.

(8)	The amounts reflect 24 months of additional pension accrual for Ms. Rosenfeld and Ms. West and 12 months of additional pension accrual for the other pension-eligible NEOs.

Change in Control Arrangements

We maintain a Change in Control Plan (the “CIC Plan”) for senior executive officers, including the NEOs, which provides for certain benefits upon an involuntary termination of employment without “Cause” or voluntary termination for “Good Reason” within two years following a change in control. Additionally, to receive any benefits under the CIC Plan, all participants must execute and abide by certain restrictive covenants, including a non-compete and non-solicitation. The key elements of the CIC Plan are described in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•       Acquisition of 20% or more of our outstanding voting securities;

•       Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•       Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•       Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Definition of “Cause”

•       Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•       Gross negligence, dishonesty or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

•       Engaging in other conduct which adversely reflects on Company in any material respect.

Definition of “Good Reason”	• Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.
Severance and Benefits Amounts

•       CEO: 2.99 times base salary plus target annual incentive;

•       All other NEOs: two times base salary plus target annual incentive;

•       Additional credited years of pension service and welfare benefits equal to three years for the CEO and two years for the other NEOs;

•       Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs; and

•       Outplacement services up to two years following the CIC.

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Plan Element	Description
Treatment of AIP Awards and PSU Grants

•       Following a “double trigger” event, an affected NEO is eligible to receive cash payments representing the NEO’s award under the AIP and the NEO’s outstanding PSU grants paid at target levels, each on a pro rata basis for service during the performance cycle.

Treatment of Equity Grants

•       Restricted stock and unvested stock option grants vest for an affected NEO following a “double trigger” event.

•       For the CEO, all outstanding performance-contingent restricted stock units vested on December 19, 2014. Upon a CIC occurring prior to December 19, 2015, if the CEO does not serve as the chief executive officer of the successor entity or the Company’s common stock is not converted into publicly traded common stock of the successor entity, then she will receive shares within sixty days following the CIC. If the CEO does serve as the chief executive officer of the successor entity and the Company’s common stock is converted into publicly traded common stock of the successor entity, then she will receive shares on December 19, 2015, which is the same time she would otherwise receive the shares if she remained employed.

Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•       The maximum benefit under the CIC Plan is the greater of the full benefit or a reduced benefit that does not trigger the excise tax under Code Section 4999 as determined on an after-tax basis for each.

•       In July 2012, we amended the CIC Plan to eliminate the excise tax gross up provision for all participants effective January 1, 2013.

Potential Payout Upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2014

The table below was prepared as though each of our NEOs, except Ms. West, covered under our CIC Plan is involuntarily terminated without cause following a CIC on December 31, 2014. Ms. West is excluded from the table due to her executed Separation Agreement; see the table titled “Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2014” for a summary of Ms. West’s payments under her Separation Agreement.

Name	Separation Payment(1) ($)	Annual Incentive Award(2) ($)	Value of Unvested PSU Grants(3) ($)	Value of Unvested Stock Grants(4) ($)	Value of Unvested Stock Options(4) ($)	Health & Welfare Continuation(5) ($)	Continuation of Benefits(6) ($)	Present Value of Additional Retirement Plan Benefits(7) ($)	Total ($)
Rosenfeld, Irene	11,960,000	2,393,425	16,304,153	13,760,482	7,170,873	97,140	124,999	1,630,507	53,441,579
Gladden, Brian	3,600,000	196,720	—	—	1,142,752	28,072	70,000	—	5,037,544
Brearton, David	2,850,000	673,151	3,592,613	2,348,462	1,498,945	184,658	70,000	122,938	11,340,767
Abelenda, Gustavo	2,340,000	518,575	1,902,348	1,117,950	710,798	187,093	70,000	359,602	7,206,366
Clouse, Mark	2,952,000	654,203	1,644,708	1,378,073	844,494	28,072	70,000	232,789	7,804,339
Cofer, Timothy	2,952,000	654,203	2,468,042	1,776,657	1,114,217	39,390	70,000	270,653	9,345,162

(1)	The amounts reflect 2.99 times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for all other NEOs.

(2)	The amounts reflect prorated target awards under our 2014 AIP.

(3)	The amounts reflect the prorated PSU grants for the 2013-2015 and 2014-2016 performance cycles based on business performance ratings of 100% and the NEO’s individual target at the assumed date of a change in control. The amounts also reflect the actual PSU awards for the 2012-2014 performance cycle. All amounts are based on a December 31, 2014 closing stock price of $36.33.

(4)	The amounts reflect the value of the immediate vesting of all outstanding unvested restricted stock grants and outstanding unvested stock options, based on a December 31, 2014 closing MDLZ stock price of $36.33 and closing KRFT price of $62.66.

(5)	The amounts reflect our cost of providing medical, dental, vision, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other NEOs. The amounts also include retiree medical benefits with a present value of $64,000 for Ms. Rosenfeld, $159,000 for Mr. Brearton, and $165,000 for Mr. Abelenda since each would be eligible for medical benefits at the end of the severance period.

(6)	The amounts reflect the value of financial counseling, car allowance and outplacement services.

(7)	The amount reflects an additional three years of pension accrual for Ms. Rosenfeld and two years of pension accrual for all other NEOs. Mr. Gladden is not pension eligible.

Potential Payout Upon Other Types of Separations

In the event an NEO terminates employment due to death, disability or normal retirement (retirement at or after age 65 with five years of service), all outstanding unvested restricted stock and stock option grants would vest in all cases. In addition, upon death or disability, the NEO would become eligible for prorated awards under the AIP and outstanding PSUs assuming the separation occurs in the 2nd or 3rd year of the performance cycle. Upon normal

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retirement, the NEO would also be eligible for a prorated award under the AIP, but any outstanding PSUs would vest at the discretion of the Compensation Committee.

Based on a December 31, 2014 termination due to death, disability or normal retirement, the estimated value of such payments for the NEOs, except Ms. West, are described in the table below. Ms. West is excluded from the table due to her executed Separation Agreement; see the table above titled “Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2014” for a summary of Ms. West’s payments under her Separation Agreement.

Name	Annual Incentive Award(1) ($)	Value of Unvested PSU Grants(2) ($)	Value of Unvested Stock Grants(3) ($)	Value of Unvested Stock Options(3) ($)	Total ($)
Rosenfeld, Irene	2,393,425	14,365,100	13,760,482	7,170,873	37,689,880
Gladden, Brian	196,720	—	—	1,142,752	1,339,472
Brearton, David	673,151	3,151,083	2,348,462	1,498,945	7,671,641
Abelenda, Gustavo	518,575	1,609,649	1,117,950	710,798	3,956,972
Clouse, Mark	654,203	1,352,009	1,378,073	844,494	4,228,779
Cofer, Timothy	654,203	2,107,891	1,776,657	1,114,217	5,652,968

(1)	The amounts reflect prorated target awards under our 2014 AIP.

(2)	The amounts reflect the prorated PSU grant for the 2013-2015 performance cycle, based on business performance ratings of 100% and the NEO’s individual target. The amounts also reflect the actual PSU awards for the 2012-2014 performance cycle. All amounts are based on a December 31, 2014 closing stock price of $36.33.

(3)	The amounts reflect the value of the vesting of all outstanding unvested restricted stock and stock options as of the effective date of termination, based on a December 31, 2014 closing MDLZ stock price of $36.33 and closing KRFT price of $62.66.

In the event an NEO separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service), he or she could be considered for partial awards under the AIP and equity program, at the discretion of our Compensation Committee. The value of the total payments for each NEO could range from zero to an amount generally no greater than the amounts shown above for termination due to death, disability or normal retirement.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2014

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Following that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporate it by reference in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Stephen F. Bollenbach*

Lewis W.K. Booth

Ruth J. Simmons

Ratan N. Tata

Jean-François M. L. van Boxmeer

*	Mr. Bollenbach served as a member of the Compensation Committee through January 25, 2015 and participated in part of the compensation actions described under “Compensation Discussion and Analysis” included in this Proxy Statement.

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Ownership of Equity Securities

The following table shows the number of shares of our Class A Common Stock beneficially owned as of March 11, 2015, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock Units/ Additional Underlying Units (2)	Total Shares/ Interests Held	Percent of Class(3)
Directors:
Bollenbach, Stephen F.	—	11,848	11,848	*
Booth, Lewis W.K.	6,470	11,848	18,318	*
Juliber, Lois D.	2,309	31,555	33,864	*
Ketchum, Mark D.	—	35,927	35,927	*
Mesquita, Jorge S.	6,500	12,174	18,674	*
Neubauer, Joseph	25,000	2,178	27,178	*
Peltz, Nelson(4)	50,658,195	5,685	50,663,880	3.09
Reynolds, Fredric G.	98,000	31,555	129,555	*
Siewert, Patrick T.	—	11,986	11,986	*
Simmons, Ruth J.	—	11,848	11,848	*
Tata, Ratan N.	—	8,748	8,748	*
van Boxmeer, Jean-François M. L.	2,267	17,323	19,590	*
Named Executive Officers:
Abelenda, Gustavo H.	485,734	2,869	488,603	*
Brearton David A.	728,427	12,560	740,987	*
Clouse, Mark A.	300,643	7,379	308,022	*
Cofer, Timothy P.	392,049	11,691	403,740	*
Gladden, Brian T.	—	—	—	*
Rosenfeld, Irene B.(5)	5,191,003	—	5,191,003	*
West, Mary Beth	170,778	—	170,778	*
All directors and executive officers as a group (27 persons)(6)	60,224,735	237,838	60,462,573	3.69

*	Less than 1%

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 11, 2015 as follows: Mr. Abelenda – 287,323; Mr. Brearton – 445,257; Mr. Clouse – 196,804; Mr. Cofer – 279,917; Mr. Gladden – 0; Ms. Rosenfeld – 3,546,289; Ms. West – 0; and all other executive officers –1,179,339. Also includes shares of restricted stock as follows: Mr. Abelenda – 19,890; Mr. Brearton – 39,760; Mr. Clouse – 27,050; Mr. Cofer – 0; Mr. Gladden – 0; Ms. Rosenfeld – 164,630; Ms. West – 29,820; and all other executive officers – 82,200.
(2)	Includes shares held under the Mondelēz International Thrift 401(k) Plan and Mondelez Canada Optional Pension Plan(s)/Employee Savings Plan. This information is based on a plan statement for period ending February 28, 2015. Also includes deferred stock units granted under the 2006 Stock Compensation Plan for Non-Employee Directors or the Amended and Restated 2005 Performance Incentive Plan. These deferred stock units accumulate dividends, which are reinvested in common stock. For a description of these deferred stock units, see “Compensation of Non-Employee Directors” above.
(3)	Based on our issued and outstanding stock as of March 11, 2015.
(4)	Includes director stock awards of 5,685 deferred stock units to Mr. Peltz under the Issuer’s Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors or the Amended and Restated 2005 Performance Incentive Plan and 50,658,195 shares beneficially owned by both Trian Fund Management, L.P. (“Trian”), 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain investment funds managed by it (collectively, the “Trian Entities”), and Mr. Peltz. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Mr. Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden, each of whom disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein.
(5)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.
(6)	This group includes, in addition to the individuals named in the table, Tracey Belcourt, Roberto de Oliveira Marques, Lawrence C. MacDougall, Karen J. May, Daniel P. Myers, Gerhard W. Pleuhs, Jean E. Spence and Hubert Weber.

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The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
BlackRock, Inc.(1) 55 East 52nd Street New York City, NY 10022	96,534,640	5.9%
Vanguard Group Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	85,272,925	5.2%

*	Calculated based on shares of our issued and outstanding common stock as of March 11, 2015.

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. on February 9, 2015 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain direct and indirect subsidiaries, had sole voting power over 76,272,083 shares, shared voting power over 31,360 shares, sole dispositive power over 96,503,280 shares and shared dispositive power over 31,360 shares.
(2)	Based on the Schedule 13G filed by Vanguard Group Inc. on February 11, 2015 with the SEC. The Schedule 13G discloses that Vanguard Group Inc., as investment advisor, had sole voting power over 2,902,805 shares, sole dispositive power over 82,527,835 shares and shared dispositive power over 2,745,090 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2014, all required reports under Section 16(a) were filed on a timely basis, except:

•	A report of Mr. Weber’s sale of 1,559 shares of common stock in February 2014 to satisfy tax obligations upon vesting of deferred stock units. A Form 4 reporting the transaction was filed in February 2015 upon discovery of the error.

•	In February 2015, a Form 4 was filed on behalf of Mr. Peltz and certain related investment funds reporting changes in the form of beneficial ownership of common stock resulting from the exercise in December 2014 of call options for shares of common stock (all of which shares were retained upon such exercise) that were part of a series of nine related back-to-back put-call options previously reported.

ITEM 2. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2011 Annual Meeting), our Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and

•	increasing shareholder value.

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We also have strong compensation-related design and governance practices to protect our shareholders’ interests. Shareholders can find more information about these practices under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis.” These practices include the following:

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% equity-based;

•	over 84% of our CEO’s target total compensation is at-risk incentive-based pay, of which 67% is based on long-term performance;

•	over 57% of our other NEOs’ target total compensation is based on long-term performance;

•	we do not pay the tax liability associated with executive perquisites or related to benefits payable in connection with a change in control (i.e., no gross-ups);

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•	we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	our policies prohibit hedging, pledging or short sales of Company shares.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 35 of this Proxy Statement and the “Executive Compensation Tables” beginning on page 59 of this Proxy Statement to better understand the details of our NEOs’ compensation for 2014 and opportunities to realize compensation in the future. Our Compensation Committee and our Board believe that our executive compensation programs for our NEOs serve our shareholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

This vote on the NEO compensation is advisory. Therefore, it will not be binding on Mondelēz International, our Compensation Committee or our Board. However, our Board and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2016 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR NEO COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3. Ratification of the Selection of Independent Registered Public Accountants

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent registered public accountants for 2015. PricewaterhouseCoopers LLP have been our independent registered public accountants since 2001. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the regular rotation of the auditing firm’s lead engagement partner, the Audit Committee and its

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chairman are involved in the selection of PricewaterhouseCoopers LLP‘s lead engagement partner. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent registered public accountants, including our pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees billed for 2014 and 2013, can be found in the section on our Audit Committee beginning on page 26 of this Proxy Statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2015.

In accordance with SEC rules, we are including the following shareholder proposal (Item 4), along with the supporting statement of the shareholder proponents. Mondelēz International is not responsible for any inaccuracies in this proposal and supporting statement. While the Board welcomes open dialogue on the topics presented in the following shareholder proposal, it recommends that you vote AGAINST proposal 4 for the reasons set forth in the Board of Directors’ Statement in Opposition following the proposal. The shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented.

ITEM 4: Shareholder Proposal: Report on Packaging

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for Craig Ayers, beneficial owner of 250 shares of Mondelēz International common stock, and another Mondelēz International shareholder, whose information will be provided promptly upon request to the Corporate Secretary, are the proponents of the following shareholder proposal and have advised us a representative will present this proposal at the Annual Meeting.

WHEREAS: Mondelēz International’s environmental policy states the company “is committed to reducing the environmental impact of our activities, preventing pollution and promoting the sustainability of the natural resources upon which we depend…” yet a significant amount of brand product packaging is not recyclable. New studies suggest plastic packaging that reaches the ocean is toxic to marine animals and potentially to humans.

Mondelēz’ iconic brands, such as Oreo and Chips Ahoy, are increasingly packaged in flexible film or other plastic packaging, such as pouches, that are not recyclable. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources that could be recycled many times over. Instead, many billions of discarded package wrappers and pouches representing significant amounts of embedded energy are incinerated or lie buried in landfills. Many of these brands could be sold in recyclable fiber or plastic packaging.

Non-recyclable packaging is more likely to be littered and carried into waterways. Millions of plastic wrappers are swept into waterways annually. A recent assessment of marine debris by a panel of the Global Environment Facility concluded that an underlying cause of debris entering oceans is unsustainable production and consumption patterns including “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled in the locations where sold…”

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California spends nearly $500 million annually preventing trash, much of it packaging, from polluting beaches, rivers, and oceanfront. In the marine environment, plastics break down into small indigestible particles that birds and marine mammals mistake for food, resulting in illness and death. McDonald’s Corp. is replacing plastic foam beverage cups with degradable paper cups due to such concerns.

Further, studies by U.S. Environmental Protection Agency Region 9 suggest a synergistic effect between persistent, bioaccumulative, toxic chemicals and plastic debris. Plastics concentrate and transfer toxic chemicals such as polychlorinated biphenyls and dioxins from the ocean into the marine food web and potentially to human diets, essentially forming a “toxic cocktail” increasing the risk of adverse effects to wildlife and humans. One study of fish from various parts of the North Pacific found one or more plastic chemicals in all fish tested, independent of location and species.

Making all packaging recyclable, if possible, is the first step to reduce the threat posed by ocean debris. Companies who aspire to corporate sustainability yet use these risky materials must explain why they market non-recyclable instead of recyclable packaging. Companies must also work with recyclers and municipalities to assure that recyclable packaging actually gets collected and recycled.

RESOLVED: Shareowners of Mondelez International request the Board to issue a report, at reasonable cost, omitting confidential information, by October 1, 2015, assessing the environmental impacts of continuing to use non-recyclable brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use non-recyclable brand packaging and, to the extent possible, goals and a timeline to phase out non-recyclable packaging.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

Adoption and implementation of this shareholder proposal is unnecessary and duplicative. Mondelēz International already has set goals to reduce the environmental impact of our packaging, has initiatives underway to do so, and reports on our progress in our Call For Well-being Progress Report (published on our corporate website at http://www.mondelezinternational.com/~/media/MondelezCorporate/uploads/downloads/2013_Progress_Report.pdf).

Sustainability already receives high-level attention — from our Chairman and CEO and our Board of Directors, as disclosed on our website at http://www.mondelezinternational.com/well-being/our-progress. The Board’s Governance Committee regularly addresses sustainability and environmental responsibility with the leaders of our Call For Well-being programs.

We annually evaluate our environmental impact.

To ensure that we are appropriately focusing our sustainability initiatives, we annually evaluate our total environmental impact to identify the areas where we can have the greatest impact. Our evaluations show that approximately one third of our environmental impact is the non-farm portion of the value chain (i.e., manufacturing, logistics and packaging). More specifically, packaging accounts for less than 10% of our environmental impact. Although packaging is not a leading driver of our environmental impact, we nonetheless include packaging elimination in our corporate sustainability goals and have several initiatives related to sustainable packaging and recycling underway.

We are committed to food safety and quality.

As a snacks company, we are dedicated to the highest standards of food safety and quality. Food safety is our highest priority for our packaging. We also select packaging to ensure our products’ freshness – not only for customer satisfaction but also for environmental reasons. According to Quantis, a sustainability and life cycle assessment firm, food waste has ten times greater adverse environmental impact than packaging. For example, if we reduced packaging by 10% but the resulting food waste increased by more than 1%, the overall environmental impact would be negative.

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We are making substantial progress on packaging sustainability.

By taking integrated and innovative approaches, we have made substantial progress on packaging sustainability:

•	Our goal is to eliminate 50 million pounds (22,500 metric tons) of packaging by 2015. Between 2010 and 2013, we eliminated 48 million pounds. We hit our goal of 50 million pounds during 2014 – one year ahead of schedule. This is in addition to the over 200 million pounds of packaging we eliminated from our supply chain between 2005 and 2010 (while we were Kraft Foods).

•	We incorporate sustainable materials into our packaging. In North America, for example, more than 70% (by weight) of our packaging can be recycled.

•	To increase recycling rates, we use recycled content in our packaging. Approximately 30% of our paperboard and cardboard spend is on recycled product.

•	Our goal is to make 60% of our production in Zero Waste to Landfill sites by the end of 2015. We are on track to reach our goal, making 31% of our production in such facilities at year-end 2013.

Our progress results from our innovation.

We consider the full life cycle of packaging in designing and producing sustainable packaging and planning and implementing recycling initiatives. For example, Kenco introduced its Eco-Refill coffee packs in 2009, cutting packaging weight by 97% when compared to equivalent jars. The Kenco team used life cycle analysis to show the package delivered a 70% saving in the packaging’s carbon footprint compared to the glass jar. In 2014, we redesigned our shipping cases for Kenco coffee, increasing the number of packs per case, reducing packaging materials, increasing pallet loadings and reducing delivery vehicle trips.

Our progress results from our continuous improvement processes.

During 2014, we utilized our continuous improvement processes in North and South America, Europe and Asia Pacific; and across our chocolate, biscuit, candy and beverage categories. For example, we switched our Green & Black’s hot chocolate beverage from a glass jar to a composite can, saving 89% of the packaging weight. In India, we used tighter packaging fit on Cadbury chocolate bars to eliminate more than 700 tons of packaging material. In addition, in China, we reduced packaging material use by removing plastic trays from Oreo packs.

Our progress results from collaboration.

We recognize that creating lasting sustainable consumption patterns requires a comprehensive approach that includes increasing consumer awareness of recycling, public-private partnerships and enhanced infrastructure. We partner with others on educational campaigns and add statements to our packages encouraging consumers to recycle. In Australia, we partner with the RED Group and Coles to recover and recycle plastic bags and packaging. We support collaborative initiatives to address packaging issues such as the Packaging Consortium in Canada, CEMPRE in Brazil and the Australian Packaging Covenant. We partner with TerraCycle to upcycle packaging from Tang powdered beverages in Brazil, from our European coffee business and from our Cadbury brand in New Zealand. TerraCycle’s upcycling approach takes packaging materials that are hard to recover in conventional recycling streams and uses them to make new consumer goods, such as pencil cases and composite lumber for building.

Our progress results from adopting lighter packaging formats.

We use lightweight laminate films that combine high technical performance – for example, acting as a barrier against moisture to ensure freshness – with very efficient resource use. Although some of these films are not recyclable, our studies show that the films nonetheless contribute to reducing our overall environmental impact as well as cutting packaging weight, thereby reducing delivery vehicle trips.

We recognize concerns about the build-up of plastics in the environment from non-recyclable materials.

We continue to pursue opportunities to increase our use of recycled and recyclable materials in our packaging, while still preserving our product safety and quality. In an example of our collaboration, we invested with peer companies in new technologies such as the Enval Consortium to create greater opportunities to recover materials from flexible film. We are pleased that this technology is now becoming operational.

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Conclusion

We are committed to continuing to cut waste and conserve natural resources, while safeguarding our product quality and safety. That includes continuing to reduce our environmental impact with respect to packaging. We are also committed to communicating about our progress in our Call For Well-being Progress Report http://www.mondelezinternational.com/~/media/MondelezCorporate/uploads/downloads/2013_Progress_Report.pdf.

Accordingly, the Proposal’s request for a report focused only on non-recyclable brand packaging is not an effective use of your Company’s resources.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 4 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2014 Proxy Statement. They are similar to those described under “2016 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on May 20, 2015, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 11, 2015 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of our common stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

At the close of business on the Record Date, 1,639,816,924 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Mondelēz International common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K for the fiscal year ended December 31, 2014 and a proxy card or VIF. We are providing your proxy card in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone. We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

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4.	What is the difference between registered holders and beneficial holders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, Wells Fargo Bank, N.A., are registered shareholders. If you are a registered shareholder, our proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold our stock indirectly through an account with an institutional or other nominee holder of our stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about March 27, 2015, we mailed to our shareholders (other than those who previously requested email or paper delivery), a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received the Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and

•	if you would like your election to apply to the delivery of materials for all future meetings.

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com. Your e-mail must include the following information:

•	If requesting materials by e-mail, please send a blank e-mail with the 12-digit control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

7.	I am a current/former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s) and/or the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings. Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee(s) how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

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In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 17, 2015. If the plan trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee(s) timely received voting instructions, unless to do so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

8.	I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote. Your proxy card or control number for voting electronically includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on May 17, 2015. If the trustee(s) does not receive your voting instructions or proxy card by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which the trustee timely received voting instructions, unless doing so would be contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

9.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, follow the instructions for registered shareholders described in Question 14 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted. So PLEASE VOTE.

10.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Mondelēz International common stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Mondelēz International common stock underlying my CDIs? If so, how do I vote?

Computershare will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Instruction that allow these participants to attend and vote at the Annual Meeting. If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Instruction to the Voting Agent, Computershare Investor Services Plc (“Computershare”). Computershare must receive your vote by 9:00 a.m. London time, on May 15, 2015. Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 9:00 a.m., London time, on May 14, 2015. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card

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to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

If you hold CDIs and have questions about voting your shares of Mondelēz International common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

11.	May I change or revoke my vote?

Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via the telephone or Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

12.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

13.	What are the items to be voted on at the Annual Meeting, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 12 Directors	With respect to each nominee: For Against Abstain	FOR ALL NOMINEES

Item 2 – Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR

Item 3 – Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2015	For Against Abstain	FOR

Item 4 – Shareholder Proposal: Report on Packaging	For Against Abstain	AGAINST

Transact any other business that properly comes before the meeting

14.	How do I vote my shares?

If you are a registered shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 19, 2015;

•	by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on May 19, 2015;

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•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on May 20, 2015; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

If you are a beneficial shareholder, you may vote any of these four ways:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on May 19, 2015;

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your VIF as instructed by your bank or broker;

•	by returning a properly executed VIF by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•	in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

15.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for these matters. In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

16.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Ratification of the Selection of the Independent Registered Public Accountants) and Item 4 (Shareholder Proposal) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for these Items.

17.	What are broker non-votes?

If you hold your shares beneficially, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 3) is the only item on the agenda for the Annual Meeting that is “routine” under stock exchange rules. If you do not provide voting instructions to your broker or other nominee, your nominee may vote your shares only on Item 3. In that case, your shares will count toward the quorum for the Annual Meeting and be voted on Item 3, but they will not be voted on Items 1, 2 and 4 and any other matters that may come to vote at the Annual Meeting, resulting in “broker non-votes” in an amount equivalent to your shares with respect to these items.

18.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

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We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses. We retained Mackenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $15,000 plus reasonable expenses.

19.	What is “Householding”?

If you hold your shares beneficially in street name and you and other residents at your mailing address share the same last name and also own shares of Mondelēz International common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on our printing and postage costs and helps the environment. Shareholders participating in householding continue to receive separate proxy cards and control numbers for voting electronically.

We will deliver promptly a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered. A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and want to receive a single copy of these materials in the future should contact their broker, bank or other nominee and make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

20.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation;

•	if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures; or

•	as necessary to allow the inspector of election to certify the results.

21.	Who counts the votes?

Broadridge will receive and tabulate the proxies. Representatives of IVS, Inc. will act as the inspectors of election and will certify the results.

22.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 27, 2015. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

23.	What do I need to do if I would like to attend the Annual Meeting?

Pre-register by 11:59 p.m. EDT on Sunday, May 17, 2015. If you want to bring a guest, you must indicate that when you pre-register. Due to space limitations, you may bring only one guest.

If you are a registered shareholder, indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

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•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares beneficially, notify us in writing that you will attend and whether you will bring a guest. Include with your written notification a proof of ownership of our common stock. Proof of ownership may take many forms, such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card. Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Attn: MDLZ c/o Mackenzie Partners, Inc. 105 Madison Avenue New York, NY 10016	212-929-0308	proxy@mackenziepartners.com

You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

24.	What may I bring into the meeting?

For everyone’s comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting.

We will require that all cellular phones, laptops and pagers be turned off during the meeting.

We welcome assistance animals for the disabled but do not allow pets.

25.	May I ask questions at the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about our Company and business. They may do so at the times indicated in the meeting agenda and meeting procedures that we will distribute at the Annual Meeting registration desk and according to the Chairman’s instructions. Shareholders and guests will be required to observe the meeting procedures.

2016 Annual Meeting of Shareholders

We presently anticipate that we will hold the 2016 Annual Meeting of Shareholders on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2016 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2016 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 22, 2015 and on or before January 21, 2016. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the Annual Meeting.

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive

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offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our Proxy Statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2016 Proxy Statement, we must receive a shareholder’s submission of a proposal on or before the close of business on November 28, 2015. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of our By-Laws from our Corporate Secretary (please make a written request to the same address) or from our website at www.mondelezinternational.com/investors/corporate-governance.

March 27, 2015	Carol J. Ward
Vice President and Corporate Secretary

MONDELĒZ INTERNATIONAL    90

Exhibit A

GAAP to Non-GAAP Reconciliation

Net Revenues to Organic Net Revenues

(in millions of U.S. dollars) (Unaudited)

Mondelēz International
For the Twelve Months Ended December 31, 2014
Reported (GAAP)	$34,244
Divestitures	—
Acquisitions(1)	(14)
Currency	1,806

Organic (Non-GAAP)	$36,036

For the Twelve Months Ended December 31, 2013
Reported (GAAP)	$35,299
Divestitures(2)	(70)
Accounting calendar change(3)	(38)

Organic (Non-GAAP)	$35,191

% Change
Reported (GAAP)	(3.0)%
Divestitures	0.2 pp
Acquisitions	—
Accounting calendar change	0.1
Currency	5.1

Organic (Non-GAAP)	2.4%

(1)

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. For 2014, only the operating results for the period prior to the anniversary date of the acquisition are noted as an item impacting comparability.

(2)

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during 2014. In 2013, the company completed several divestitures primarily in the company’s EEMEA and Europe segments. These divestitures included a salty snacks business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. In addition, the company exited a major product line under a licensing agreement in the company’s North America segment.

(3)

In connection with moving toward a common consolidation date across the company, in the first quarter of 2013, the company changed the consolidation date for the Europe segment. Previously, this segment primarily reported results as of the last Saturday of each period. Subsequent to the change, the company’s Europe segment reports results as of the last calendar day of the period.

GAAP to Non-GAAP Reconciliation

Operating Income To Adjusted Operating Income

	For the Twelve Months Ended December 31, 2014
	Net Revenues	Operating Income	Operating Income margin
Reported (GAAP)	$34,244	$3,242	9.5%
Integration Program and other acquisition integration costs(1)	—	(4)
Spin-Off Costs(2)	—	35
2012-2014 Restructuring Program(3)	—	459
Acquisition-related costs(2)	—	2
Remeasurement of net monetary assets in Venezuela(4)	—	167
2014-2018 Restructuring Program(3)	—	381
Costs associated with the JDE coffee transactions(2)	—	77
Intangible asset impairment(5)	—	57

Adjusted (Non-GAAP)	$34,244	$4,416	12.9%

	For the Twelve Months Ended December 31, 2013
	Net Revenues	Operating Income	Operating Income margin
Reported (GAAP)	$35,299	$3,971	11.2%
Integration Program and other acquisition integration costs(1)	—	220
Spin-Off Costs(2)	—	62
2012-2014 Restructuring Program(3)	—	330
Acquisition-related costs(2)	—	2
Net Benefit from Indemnification Resolution(6)	—	(336)
Remeasurement of net monetary assets in Venezuela(4)	—	54
Gains on acquisition and divestitures, net(2)	—	(30)
Divestitures(2)	(70)	(6)

Adjusted (Non-GAAP)	$35,229	$4,267	12.1%

(1)

Refer to Note 7, Integration Program and Cost Savings Initiatives, to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) for information on our Cadbury acquisition integration program and Note 2, Divestitures and Acquisitions, for other integration charges associated with our acquisition of a biscuit operation in our EEMEA segment.

(2)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2014 Form 10-K for more information on Spin-Off Costs following the Kraft Foods Group, Inc. divestiture, an acquisition in our EEMEA segment, the Planned Coffee Business Transactions and other divestitures.

(3)

Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2014 Form 10-K for more information on our 2014-2018 Restructuring Program and our 2012-2014 Restructuring Program.

(4)

Refer to Note 1, Summary of Significant Accounting Policies — Currency Translation and Highly Inflationary Accounting, to the consolidated financial statements in the 2014 Form 10-K for more information on the remeasurement of net monetary assets in Venezuela in the current and prior-year periods.

(5)

Refer to Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2014 Form 10-K for more information on the impairment charges in 2014 recorded related to two trademarks.

(6)	Refer to Note 11, Commitments and Contingencies, for more information on the benefit related to the resolution of a Cadbury acquisition indemnification in 2013.

GAAP to Non-GAAP Reconciliation

Diluted EPS to Adjusted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	Diluted EPS	% Growth
2013 Diluted EPS Attributable to Mondelēz International (GAAP)	$2.19
Discontinued Operations	0.90

2013 Diluted EPS Attributable to Mondelēz International from
Continuing Operations	1.29
Integration Program and other acquisition integration costs(1)	0.10
Spin-Off Costs(2)	0.02
2012-2014 Restructuring Program costs(3)	0.14
Acquisition-related costs(2)	—
Net benefit from indemnification resolution(4)	(0.20)
Loss on debt extinguishment and related expenses(5)	0.22
Residual tax impact associated with Starbucks arbitration resolution(2)	(0.02)
Remeasurement of net monetary assets in Venezuela(6)	0.03
Gains on acquisition and divestitures, net	(0.04)

2013 Adjusted EPS (Non-GAAP)	1.54
Increase in operations	0.25
Gain on sale of property in 2013(2)	(0.03)
VAT related benefits	0.04
Unrealized gains/(losses) on hedging activities	(0.07)
Lower interest and other expense, net(7)	0.08
Changes in shares outstanding(8)	0.08
Changes in income taxes(9)	0.01

2014 Adjusted EPS (Constant Currency) (Non-GAAP)	1.90	23.4%
Unfavorable foreign currency—translation	(0.14)

2014 Adjusted EPS (Non-GAAP)	1.76	14.3%
Integration Program and other acquisition integration costs(1)	—
Spin-Off Costs(2)	(0.01)
2012-2014 Restructuring Program costs(3)	(0.21)
Remeasurement of net monetary assets in Venezuela(6)	(0.09)
Loss on debt extinguishment and related expenses(5)	(0.18)
Intangible asset impairment charges(10)	(0.02)
2014-2018 Restructuring Program costs(3)	(0.16)
Income/(costs) associated with the JDE coffee transactions(2)	0.19

2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$1.28	(41.6)%

(1)

Refer to Note 7, Integration Program and Cost Savings Initiatives, to the consolidated financial statements in the 2014 Form 10-K for information on our Cadbury acquisition integration program and Note 2, Divestitures and Acquisitions, for other integration charges associated with our acquisition of a biscuit operation in our EEMEA segment.

(2)

Refer to Note 2, Divestitures and Acquisitions, to the consolidated financial statements in the 2014 Form 10-K for more information on Spin-Off Costs following the Kraft Foods Group, Inc. divestiture, the resolution of the Starbucks arbitration, an acquisition in our EEMEA segment and other property sales and the Planned Coffee Business Transactions and other divestitures. Note, the $628 million unrealized gain on the currency hedges related to the JDE coffee transactions was recorded in interest and other expense, net and is included in the income /(costs) associated with the JDE coffee transactions of $0.19 above.

(3)

Refer to Note 6, Restructuring Programs, to the consolidated financial statements in the 2014 Form 10-K for more information on our 2014-2018 Restructuring Program and our 2012-2014 Restructuring Program.

(4)

Refer to Note 11, Commitments and Contingencies, to the consolidated financial statements in the 2014 Form 10-K for more information on the benefit related to the resolution of a Cadbury acquisition indemnification in 2013.

(5)

Refer to Note 8, Debt and Borrowing Arrangements, to the consolidated financial statements in the 2014 Form 10-K for more information on our loss on debt extinguishment and related expenses in connection with our debt tender offers in February 2014 and December 2013.

(6)

Refer to Note 1, Summary of Significant Accounting Policies—Currency Translation and Highly Inflationary Accounting, to the consolidated financial statements in the 2014 Form 10-K for more information on the remeasurements of net monetary assets in Venezuela in the current and prior-year periods.

(7)	Excludes the favorable currency impact on interest expense related to our non-U.S. dollar denominated debt.

(8)

Refer to Note 12, Stock Plans, and Note 13, Capital Stock, to the consolidated financial statements in the 2014 Form 10-K for more information on our equity compensation programs and share repurchase program and Note 16, Earnings Per Share, for earnings per share weighted-average share information.

(9)	Refer to Note 15, Income Taxes, to the consolidated financial statements in the 2014 Form 10-K for more information on the change in our income taxes and effective tax rate.

(10)

Refer to Note 5, Goodwill and Intangible Assets, to the consolidated financial statements in the 2014 Form 10-K for more information on the impairment charges in 2014 recorded related to two trademarks.

GAAP to Non-GAAP Reconciliation

Net Cash Provided by Operating Activities

to Free Cash Flow excluding items*

(in millions of U.S. dollars) (Unaudited)

	For the year ended December 31, 2013	For the year ended December 31, 2014
Net Cash Provided by Operating Activities (GAAP)	$6,410	$3,562
Capital Expenditures	1,622	(1,642)

Free Cash Flow (Non-GAAP)	$4,788	$1,920
Items
Cash impact of the resolution of the Starbucks arbitration(1)	(2,616)	498
Cash payments for accrued interest and other related fees associated with debt tendered as of December 18, 2013(2)	81	—
Cash payments for accrued interest and other related fees associated with debt tendered as of February 6, 2014(3)	—	47

Free Cash Flow excluding items (Non-GAAP)	$2,253	$2,465

(1)

During the fourth quarter of 2013, the dispute with Starbucks Coffee Company was resolved. The amount for 2013 noted above reflects the cash received from Starbucks of $2,764 million net of $148 million attorney’s fees paid. The amount noted above for 2014 reflects the taxes paid associated with the net cash received and additional attorney’s fees paid in 2014.

(2)

On December 18, 2013, the company completed a $3.4 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.

(3)

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.

*	Free Cash Flow excluding items is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding the following: (a) cash received from the Starbucks arbitration award; (b) attorneys’ fees and taxes paid on the Starbucks arbitration award; and (c) cash payments associated with accrued interest and other related fees due to the company’s completion of a $3.4 billion cash tender offer on December 18, 2013 and a $1.6 billion cash tender offer on February 6, 2014 for some of its outstanding high coupon long-term debt.

Maps and Directions

2015 Annual Meeting of Shareholders

May 20, 2015 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light, which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. Turn left at the next light, which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

MONDELĒZ INTERNATIONAL, INC.

THREE PARKWAY NORTH

DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2015 (May 17, 2015 for Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2015 (May 17, 2015 for Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82350-P61379-Z64957	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONDELĒZ INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR
the following proposals:

1. Election of Directors

		For	Against	Abstain
Nominees:

1a.	StephenF. Bollenbach	☐	☐	☐

1b.	LewisW.K. Booth	☐	☐	☐

1c.	Lois D. Juliber	☐	☐	☐

1d.	MarkD. Ketchum	☐	☐	☐

1e.	JorgeS. Mesquita	☐	☐	☐

1f.	JosephNeubauer	☐	☐	☐

1g.	NelsonPeltz	☐	☐	☐

1h.	FredricG. Reynolds	☐	☐	☐

1i.	IreneB. Rosenfeld	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

			For	Against	Abstain

	1j.	Patrick T. Siewert	☐	☐	☐

	1k.	Ruth J. Simmons	☐	☐	☐

	1l.	Jean-François M. L. van Boxmeer	☐	☐	☐

2.	Advisory Vote to Approve Executive Compensation.		☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for fiscal year ending December 31, 2015.		☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Shareholder Proposal: Report on Packaging.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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M82351-P61379-Z64957

MONDELĒZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2015

9:00 AM CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

This proxy is solicited by the Board of Directors for use at the  Annual Meeting on May 20, 2015.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

If you are a current or former Mondelēz International employee and have investments in the Mondelēz International Stock Fund of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s) on March 11, 2015, you are a named fiduciary for voting purposes. As a named fiduciary, you can direct the plan(s) trustee how to vote the stock allocated to your account. If your voting instructions are not received by 11:59 p.m. EDT on May 17, 2015, as described in the Proxy Statement, the trustee will vote the shares allocated to your Mondelēz International Stock Fund account in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

In addition, if you are a current or former Mondelēz International employee and have investments in the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings Plan on March 11, 2015, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 17, 2015, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Mondelēz International Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 17, 2015, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Continued and to be signed on reverse side